Exhibit 10.32
LOAN AGREEMENT
Dated as of November 16, 2006
Between
ASHFORD CHICAGO O’HARE LP,
as Borrower
and
MORGAN STANLEY MORTGAGE CAPITAL INC.,
as Lender

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-ii-;

-iii-

-iv-

-v-

SCHEDULES

Schedule I	–	Leases
Schedule II	–	Required Repairs
Schedule III	–	Organizational Chart
Schedule IV		Architect’s Certificate
Schedule V		Spreadsheet
Schedule VI		Anticipated Cost Report
Schedule VII		Dual Obligee Rider

-vi-

LOAN AGREEMENT
          THIS LOAN AGREEMENT, dated as of November 16, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation, having an address at 1221 Avenue of the Americas, 27th Floor, New York, New York 10020 (“Lender”), and ASHFORD CHICAGO O’HARE LP, a Delaware limited partnership having an address at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 (“Borrower”).
          All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.
W I T N E S S E T H:
          WHEREAS, Borrower desires to obtain the Loan from Lender; and
          WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.
          NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
          I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
          Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided:
          “Accounts” shall have the meaning set forth in the Cash Management Agreement.
          “Account Control Agreement” shall mean any account control agreement entered into among Borrower, Operating Tenant, Lender, Hotel Manager and Account Control Bank in connection with the FF&E reserve account and the operating account required to be maintained by Operating Tenant pursuant to the Hotel Management Agreement.
          “Account Control Bank” shall mean the bank or agent under the Account Control Agreement holding the FF&E reserve account and the operating account required to be maintained by Operating Tenant pursuant to the Hotel Management Agreement, and any successor thereto.
          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty percent (40%) of, is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.
          “Agent” shall mean JPMorgan Chase Bank, N.A., and any successor Eligible Institution thereto.
          “ALTA” shall mean American Land Title Association, or any successor thereto.
          “Alteration Security” shall have the meaning set forth in Section 4.1.10.
          “Alteration Threshold” shall mean $3,500,000.
          “Amortization Period” shall have the meaning set forth in Section 2.3.1.
          “Annual Budget” shall mean the operating and capital budget for the Property setting forth Borrower’s good faith estimate of Gross Revenue, Operating Expenses, FF&E Replacements and Capital Expenditures for the applicable Fiscal Year.
          “Anticipated Monthly BI Amount” shall have the meaning set forth in Section 5.3.2(i).
          “Approved Expansion Financing” shall have the meaning set forth in Section 11.29(a)(iv).
          “Architect’s Certificate” shall have the meaning as set forth in Section 11.29(a)(xii).
          “Assignments of Construction Contracts” shall mean, collectively, the assignment of the General Contractor’s Agreement to Lender and the assignment of the architect’s agreement to Lender executed and delivered to Lender in connection with the Expansion, all of which shall be reasonably acceptable to Lender in form and substance, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower and Operating Tenant, collectively as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assignment of Operating Lease” shall mean that certain Assignment and Subordination of Operating Lease dated as of the date hereof from Operating Tenant to Lender, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

          “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
          “Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.
          “Borrower” shall mean Ashford Chicago O’Hare LP, a Delaware limited partnership, together with its permitted successors and assigns.
          “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.
          “Business Insurance Proceeds” shall have the meaning set forth in section 5.3.2(i).
          “Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP.
          “Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower, Operating Tenant and Agent.
          “Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.
          “Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).
          “Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).
          “Closing Date” shall mean the date of funding the Loan.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Completion Guarantor” shall have the meaning set forth in Section 11.29(a)(v).
          “Component A1” shall mean that portion of the Loan in the amount of Sixty Million and No/100 Dollars ($60,000,000.00) made by Lender to Borrower pursuant to this Agreement.
          “Component A1 Rate” shall mean a fixed rate per annum equal to 5.81%.

          “Component A2” shall mean that portion of the Loan in the amount of Forty-One Million and No/100 Dollars ($41,000,000.00) made by Lender to Borrower pursuant to this Agreement.
          “Component A2 Rate” shall mean a fixed rate per annum equal to 5.81%.
          “Component Rates” means, collectively, the Component A1 Rate and the Component A2 Rate.
          “Components” shall mean, collectively, Component A1 and Component A2.
          “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
          “Construction Consultant” shall mean a consultant designated and engaged by Lender (or any replacement of such consultant) to inspect the Improvements and the Property as the construction of the Expansion progresses, to consult with and provide advice to and render reports to Lender, which Person may be, at Lender’s option upon notice to Borrower, either an officer or employee of Lender or consulting architects, engineers or inspectors appointed by Lender; provided, however that if a construction consultant is engaged by the lender providing Approved Expansion Financing for the Expansion and such construction consultant provides Lender with the same reports and advice as provided to the lender of the Approved Expansion Financing, then Lender agrees not to engage a Construction Consultant in connection with the Expansion.
          “Consumer Price Index” or “CPI” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York – Northern New Jersey – Long Island, NY – NJ – CT – PA; All Items; 1982-84 = 100. If the Bureau of Labor Statistics substantially revises the manner in which the CPI is determined, an adjustment shall be made by Lender in the revised index which would produce results equivalent, as nearly as possible, to those which would be obtained if the CPI had not been so revised. If the CPI becomes unavailable to the public because publication is discontinued, or otherwise, Lender shall substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency reasonably acceptable to Borrower or, if no such index is available, then, subject to reasonable approval of Borrower, a comparable index published by a major bank, other financial institution, university or recognized financial publication shall be substituted.
          “Control Account” shall mean the “Accounts” as defined under any Account Control Agreement.
          “Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

          “Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under the Note.
          “Debt Service Coverage Ratio” shall mean the ratio of (i) Underwritable Cash Flow for the twelve (12) calendar month period immediately preceding the date of calculation to (ii) the projected Debt Service that would be due for the twelve (12) calendar month period immediately following such calculation.
          “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
          “Default Rate” shall mean, with respect to each Component, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Interest Rate.
          “Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Lockout Expiration Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.
          “Defeasance Collateral Account” shall have the meaning set forth in Section 2.5.3.
          “Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i).
          “Defeasance Event” shall have the meaning set forth in Section 2.5.1(a).
          “Disclosure Document” shall have the meaning set forth in Section 9.2(a).
          “Eligible Account” shall mean an identifiable account which is separate from all other funds held by the holding institution that is either (a) an account or accounts maintained with the corporate trust department of a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
          “Eligible Institution” shall mean a federal or state chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty

(30) days, the long term unsecured debt obligations of which are rated at least “A” by Fitch and S&P and “A2” by Moody’s.
          “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower in connection with the Loan for the benefit of Lender.
          “Environmental Report” shall mean that certain Phase I Environmental Site Assessment of the Westin O’Hare, Project No. 80671.06R-001.111 prepared by EMG.
          “Equipment” shall have the meaning set forth in the granting clause of the Mortgage.
          “ERISA” shall have the meaning set forth in Section 3.1.8.
          “Event of Default” shall have the meaning set forth in Section 10.1.
          “Exchange Act” shall have the meaning set forth in Section 9.2(a).
          “Exchange Act Filing” shall have the meaning set forth in Section 9.1(c).
          “Expansion” shall have the meaning set forth in Section 11.29.
          “Expansion Budget” shall have the meaning set forth in Section 11.29(a)(iii).
          “Expansion Guarantor” shall have the meaning set forth in Section 11.29(a)(v).
          “Expansion Notice” shall have the meaning set forth in Section 11.29(a)(i).
          “Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(e).
          “FF&E” shall mean furniture, fixtures and equipment of the type customarily utilized in first class, reputable hotel properties such as the Property.
          “FF&E Replacement Funds” shall have the meaning set forth in Section 6.3.1.
          “FF&E Replacement Work” shall mean any labor performed or materials installed in connection with any FF&E Replacements.
          “FF&E Replacements” means the refurbishment of existing hotel furniture, fixtures and equipment or replacements thereof with new furniture, fixture and equipment as may be necessary to maintain and operate a first class, reputable hotel in the manner and quality of the hotel operated at the Property on the date hereof.
          “Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
          “Fitch” shall mean Fitch, Inc.

          “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
          “General Contractor” shall mean the general contractor with respect to the Expansion approved by Lender in accordance with this Agreement.
          “General Contractor’s Agreement” shall mean a guaranteed fixed price contract between Borrower and General Contractor for construction of the Expansion, approved by Lender in accordance with this Agreement.
          “Governmental Approvals” shall mean all approvals, consents, waivers, orders, acknowledgments, authorizations, permits and licenses required under applicable Legal Requirements to be obtained from any Governmental Authority for the construction of the Expansion and/or the use, occupancy and operation following completion of construction, as the context requires, including, without limitation, all land use, building, subdivision, condominium, zoning and similar ordinances and regulations promulgated by any Governmental Authority.
          “Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
          “Gross Revenue” shall mean, on the date of such determination, all income and proceeds (whether in cash or on credit, and computed on an accrual basis) revenue, derived from the use, occupancy or enjoyment of the Property, or any part thereof, or derived from the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the operation of the Property, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including net parking revenue and all Rent; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; and (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance (related to business interruption or other loss of income for the period in question) with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); but excluding, (1) gross receipts received by lessees (other than Operating Tenant), licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower, Operating Tenant or Hotel Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the operation of the Property; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards; (6) refunds of amounts not included in Operating Expenses at any time; (7) uncollectible accounts; (8) gratuities collected by Property employees; (9) the proceeds of any financing; (10) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (11) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (12) tax refunds; (13) amounts collected as security deposits from any tenants under Leases except to the extent such security deposits are actually applied to amounts owed by such tenants pursuant to the terms of the applicable Leases; (14) rent or other payments due under the Operating Lease to the extent they represent income already included as “Gross Revenue” hereunder, and (15) any disbursements to Borrower or Operating Tenant from the Accounts or the Control Accounts.
          “Guarantor” shall mean Ashford Hospitality Limited Partnership, a Delaware limited partnership.
          “Guaranty” shall mean that certain Guaranty of even date herewith from Guarantor for the benefit of Lender.
          “Hard Costs” shall mean those costs and expenses of constructing and developing the Expansion which are for labor, materials, equipment and fixtures.
          “Hotel Manager” shall mean SLC Operating Limited Partnership, a Delaware limited partnership.
          “Hotel Management Agreement” shall mean that certain Management Agreement dated December 14, 1981 by and between the Hotel Manager and Westin O’Hare Hotel Venture (predecessor in interest of Borrower), as amended by (i) that certain First Amendment to Management Agreement dated as of June 1, 1983, (ii) that certain Consolidated Amendment to Joint Venture Agreement and Management Agreement dated as of June 28, 1991, (iii) that certain Second Consolidated Amendment to Joint Venture Agreement and Management Agreement dated as of September 30, 1998, (iv) that certain Third Amendment of Management Agreement and Assignment of Owner’s Interest dated as of February 22, 1996, (v) that certain Fourth Amendment to Management Agreement dated as of October 18, 2005, (vi) that certain Fifth Amendment and Estoppel Agreement dated as of November 9, 2006, and (vii) that certain Tri-Party Agreement and Guaranty dated as of November 9, 2006, between Borrower, Operating tenant and Hotel Manager, pursuant to which the Hotel Manager has agreed to provide management and other services with respect to the Property, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time (to the extent permitted hereunder).
          “Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
          “Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; provided, however, that “Indebtedness” shall not include obligations to suppliers or contractors in connection with any alterations or Restoration performed by Borrower or Operating Tenant in accordance with the Loan Documents (provided same is not evidenced by a note or other instrument).
          “Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).
          “Independent Director” shall have the meaning set forth in Section 3.1.24(p).
          “Insolvency Opinion” shall mean that certain bankruptcy nonconsolidation opinion letter dated the date hereof delivered by Akin Gump Strauss Hauer & Feld LLP in connection with the Loan.
          “Insurance Funds” shall have the meaning set forth in Section 6.3.1.
          “Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).
          “Interest Period” shall mean for each interest period commencing December 8, 2006, the period commencing on (and including) the eighth (8th) day of each calendar month and ending on (and including) the seventh (7th) day of the following calendar month. Each Interest Period shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.
          “Interest Rate” shall mean a rate per annum equal to the applicable Component Rate or the weighted average of all Component Rates, as the context requires, subject to adjustment as set forth in Section 2.2.2 provided, however, that at all times that an Event of Default does not exist, the per annum weighted average interest rate of all Components shall equal 5.81%.
          “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
          “Lease Termination Fee” shall have the meaning set forth in Section 6.6.1.
          “Lease Termination Rollover Funds” shall have the meaning set forth in Section 6.6.1.

          “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Operating Tenant or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Operating Tenant or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
          “Lender” shall mean Morgan Stanley Mortgage Capital Inc., a New York corporation, together with its successors and assigns.
          “Lender Indemnitees” shall have the meaning set forth in Section 11.13(b).
          “Liabilities” shall have the meaning set forth in Section 9.2(b).
          “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property or any portion thereof or Borrower or Operating Tenant, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
          “Loan” shall mean the loan in the original principal amount of One Hundred One Million and No/100 Dollars ($101,000,000.00) made by Lender to Borrower pursuant to this Agreement, which Loan is comprised of the Components.
          “Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Account Control Agreement, the Assignment of Operating Lease, the Cash Management Agreement, the Environmental Indemnity, the Guaranty, the Subordination of Hotel Management Agreement and any other document pertaining to the Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Loan to Value Ratio” shall mean the ratio, expressed as a percentage, of (i) the actual outstanding principal amount of the Loan at the time the Loan to Value Ratio is being calculated to (ii) the appraised value of the Property, based on an updated appraisal reasonably acceptable to Lender.
          “Lockout Expiration Date” shall mean the Monthly Payment date occurring in September, 2016.

          “Major Lease” shall mean any Lease (i)(a) covering more than 12,000 rentable square feet at the Property or (b) made with a tenant that is a tenant under another Lease at the Property or that is an Affiliate of any other tenant under a Lease at the Property, if the Leases together cover more than 12,000 rentable square feet, and (ii) for which the consent of Operating Tenant is required under the Hotel Management Agreement.
          “Major Trade Contract” shall mean any Trade Contract with a Trade Contractor in which the aggregate contract price is equal to or greater than $1,000,000, whether pursuant to one contract or agreement or multiple contracts or agreements, after taking into account all change orders, or which relates to major project elements such as steel, concrete, HVAC systems, windows, doors and other similar items.
          “Manager BI Proceeds” shall have the meaning set forth in Section 5.3.2(i).
          “Material Agreements” means each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Hotel Management Agreement, the Operating Lease and the Leases, under which there is an obligation of Borrower to pay more than $100,000 per annum.
          “Maturity Date” shall mean December 8, 2016 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
          “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
          “Mezzanine Intercreditor Agreement” shall have the meaning set forth in Section 8.2(c) hereof.
          “Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).
          “Monthly Debt Service Payment Amount” shall mean (i) from the Closing Date through and including the Monthly Payment Date occurring in December 2011, a monthly interest only payment in an amount determined in accordance with this Agreement for the applicable Interest Period and (ii) from and including the Monthly Payment Date occurring in January 2012 through and including the Monthly Payment Date occurring in November 2016, a constant monthly payment of principal and interest equal to $593,263.90.
          “Monthly Payment Date” shall mean the eighth (8th) day of every calendar month occurring during the term of the Loan.
          “Moody’s” shall mean Moody’s Investors Service, Inc.

          “Morgan Stanley” shall mean Lender and its Affiliates.
          “Morgan Stanley Group” shall have the meaning set forth in Section 9.2(b).
          “Mortgage” shall mean that certain first priority Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.
          “Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).
          “Note” shall mean, collectively, Note A1 and Note A2.
          “Note A1” shall mean that certain Promissory Note A1 dated the date hereof in the original principal amount of Component A1 from Borrower for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.
          “Note A2” shall mean that certain Promissory Note A2 dated the date hereof in the original principal amount of Component A2 from Borrower for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.
          “Notice” shall have the meaning set forth in Section 11.6.
          “Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.
          “Operating Expenses” shall mean, with respect to any period, all costs and expenses relating to the operation, maintenance and management of the Property during such period, including, without limitation, (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotel as Borrower, Operating Tenant or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms) (Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments), (b) heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Property for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the Property for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles, (c) the cost of repairs to and maintenance of the Property other than of a capital nature; (d) advertising expenses, payroll and related taxes, (e) equipment lease payments, and (f) the actual management fee, but excluding actual Capital Expenditures, depreciation, amortization, Debt Service, deposits made to the Reserve Funds or any other fund established by the Loan Documents, and sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority; provided, however such costs and expenses shall be subject to reasonable adjustment by Lender to normalize such costs and expenses.
          “Operating Equipment” shall have the meaning set forth in the definition of Operating Expenses.
          “Operating Lease” shall mean that certain Lease Agreement, dated as of the date hereof, between Borrower, as lessor, and Operating Tenant, as lessee.
          “Operating Supplies” shall have the meaning set forth in the definition of Operating Expenses.
          “Operating Tenant” shall mean Ashford TRS Chicago LLC, a Delaware limited liability company.
          “Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
          “Otherwise Rated Insurer” shall have the meaning set forth in Section 5.1.2.
          “Payment and Performance Bonds” shall mean unconditional dual-obligee payment and performance bonds relating to General Contractor and all Trade Contractors, issued by a surety company or companies authorized to do business in the State and reasonably acceptable to Lender, and in form and content reasonably acceptable to Lender, in each case in an amount not less than the full contract price; together with a dual obligee and modification rider in the form attached hereto as Schedule VII.
          “Permitted Capital Improvements” shall have the meaning set forth in Section 8.2(h).
          “Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or which are being contested in accordance with Section 4.1.2 of this Agreement, (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (v) mechanics’ and/or materialmen’s liens incurred in the ordinary course of business in accordance with this Agreement or that are being contested in accordance with the terms of the Mortgage, (vi) without limiting the foregoing, governmental, public utility or private easements or licenses of an immaterial nature which may be granted by Borrower after the Closing Date and which do not materially and adversely affect (a) the marketability of title to the Property, (b) the fair market value of the Property, or (c) the use or operation of the Property as used and operated on the Closing Date, (vi) rights of tenants or licensees under Leases in effect as of the date hereof or hereafter entered into in accordance with this Loan Agreement, and (vii) equipment leases entered into in accordance with Section 3.1.24(d) as FF&E Financings.
          “Permitted Fund Manager” means any entity which is not subject to a bankruptcy proceeding and (a) has been approved by the Rating Agencies as the general partner, managing member or fund manager of a Permitted Investment Fund, or (b) such entity is a Qualified Transferee or is a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, which, in the case of any of the entities referred to in clause (a) or (b) above, is investing through a fund which has committed capital of at least $200,000,000.
          “Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.
          “Permitted Mezzanine Borrowers” shall have the meaning set forth in Section 8.2 hereof.
          “Permitted Mezzanine Lenders” shall have the meaning set forth in Section 8.2 hereof.
          “Permitted Mezzanine Loans” shall have the meaning set forth in Section 8.2 hereof.
          “Permitted Transferee” shall mean any one of the following Persons:
          (i) a corporation, partnership or limited liability company acceptable to Lender in its sole discretion;
          (ii) a pension fund, pension trust or pension account that immediately prior to such transfer owns, directly or indirectly, total real estate assets of at least $1,000,000,000;
          (iii) a pension fund advisor who (a) immediately prior to such transfer, controls, directly or indirectly, at least $1,000,000,000 of real estate assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (ii) of this definition;
          (iv) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, determined under GAAP as of a date no more than six (6) months prior to the date of the transfer of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;
          (v) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;
          (vi) any Person (a) who owns or operates at least 2,000 hotel units (exclusive of the Property) in full service hotels in major metropolitan areas, (b) who has a net worth, determined as of a date no more than six (6) months prior to the date of such transfer, of at least $500,000,000 and (c) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000; or
          (vii) any Person in which fifty percent (50%) of the ownership interests are owned directly or indirectly by any of the entities listed in subsections (i) through (vi) of this definition of “Permitted Transferee”, or any combination of more than one such entity, and which is controlled directly or indirectly by such entity or entities;
          provided, in each case, that such Person (a) qualifies as a bankruptcy remote entity under criteria established by the Rating Agencies and (b) has delivered to Lender a non-consolidation opinion acceptable to Lender and the Rating Agencies in their sole discretion.
          “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “Plan Assets Regulation” shall have the meaning set forth in Section 3.1.8.
          “Plans and Specifications” shall mean the plans and specifications for the Expansion prepared by Borrower’s Architect and the Other Design Professionals, as the same may be amended and supplemented from time to time in accordance with the terms of this Agreement.
          “Policies” shall have the meaning specified in Section 5.1.1(b).
          “Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.
          “Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower or Operating Tenant and encumbered by the Mortgage,

together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage.
          “Property Condition Report” shall mean that certain Property Condition Assessment Report for Mortgage Financing Purposes of the Westin O’Hare, Project No. 80671.06R-001.055 prepared by EMG.
          “Qualified Transferee” means one or more of the following: (i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, (ii) investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, which is regularly engaged in the business of making or owning loans of similar types to the Permitted Mezzanine Loans or the Loan, (iii) a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, the Permitted Mezzanine Loans, so long as (I) the special servicer or manager of such securitization, CDO or trust has the Required Special Servicer Rating, (II) the “controlling class” of such securitization vehicle is held by a Qualified Transferee and (III) the operative documents of the related securitization vehicle, CDO or financing must require that (x) the “controlling class” or “equity interest” in such securitization vehicle or CDO are owned by a Qualified Transferee or a Permitted Investment Fund and (y) if any of the relevant trustee, special servicer, manager or controlling class fails to meet the requirements of such clause, such entity must be replaced by a qualifying entity within 30 days, (iv) an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such Investment Fund are owned, directly or indirectly, by one or more of the following: a Qualified Transferee, an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934 (provided each institutional “accredited investor” or “qualified institutional buyer” meets the test set forth in clause (vi) (A) below), as amended, (v) any other lender or entity (including any opportunity funds) regularly engaged in the business of making mezzanine loans which has been approved as a Qualified Transferee by the Rating Agencies, or (vi) an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) of this definition, and as to each of the entities described in clauses (i), (ii) and (vi) provided such entity (A) has total assets (in name or under management) in excess of $650,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000; and (B) is regularly engaged in the business of making or owning commercial real estate loans or commercial loans secured by a pledge of interests in a mortgage borrower or owning and operating commercial real property or (vii) any entity Controlled (as defined below) by any one or more of the entities described in this definition. For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interest of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.
          Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of S&P and either Fitch or Moody’s (provided, however, if all of the Loan has been securitized, the rating requirement of any agency not a Rating Agency will be disregarded).
          “Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.
          “Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.
          “Rating Surveillance Charge” shall have the meaning set forth in Section 9.3.
          “Registration Statement” shall have the meaning set forth in Section 9.2(b).
          “Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
          “Related Loan” shall mean a loan made to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan.
          “Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.
          “Release Date” shall mean the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the last Securitization involving any portion of this Loan.
          “REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
          “Relevant Sections” shall have the meaning set forth in Section 9.2(b).

          “Rents” shall mean all rents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located at the Property or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Rent shall not include rent or other payments due under the Operating Lease to the extent they represent income already included as “Rent” hereunder..
          “Required Amount” shall mean an amount equal to the sum of Two Hundred Ten Thousand and No/100 Dollars ($210,000.00) multiplied by a fraction, the numerator of which shall be the CPI on each anniversary of the Closing Date and the denominator of which shall be the CPI on the Closing Date. The Required Amount, as adjusted by the CPI on each anniversary of the Closing Date, shall apply only to the next succeeding renewal of any insurance policy required under Section 5.1.1(a)(xi).
          “Required Repair Funds” shall have the meaning set forth in Section 6.1.1.
          “Required Repairs” shall have the meaning set forth in Section 6.1.1.
          “Required Special Servicer Rating” means a special servicer rating of “CSS1” in the case of Fitch, a servicer on S&P’s Select Servicer List as a U.S. commercial mortgage special servicer and, in the case of Moody’s, a special servicer that is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the six month period prior to the date of determination and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.
          “Reserve Funds” shall mean, collectively, the Insurance Funds, the Tax Funds, the Required Repair Funds and the FF&E Replacement Funds.
          “Restoration” shall have the meaning set forth in Section 5.2.1.
          “Restoration Threshold” shall mean $5,000,000.

          “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          “Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Lockout Expiration Date (including the outstanding principal balance of the Note as of the Lockout Expiration Date), and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees and other similar charges.
          “Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).
          “Securities” shall have the meaning set forth in Section 9.1(a).
          “Securities Act” shall have the meaning set forth in Section 9.2(a).
          “Securitization” shall have the meaning set forth in Section 9.1(a).
          “Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender originating commercial loans for securitization similar to the Loan pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.
          “Servicer” shall have the meaning set forth in Section 11.24.
          “Servicing Agreement” shall have the meaning set forth in Section 11.24.
          “Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).
          “Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
          “SPC Party” shall have the meaning set forth in Section 3.1.24(o).
          “State” shall mean the State or Commonwealth in which the Property or any part thereof is located.
          “Subordination of Hotel Management Agreement” shall mean that certain Estoppel, Subordination and Non-Disturbance Agreements dated as of the date hereof between Borrower, Operating Tenant, Hotel Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Successor Borrower” shall have the meaning set forth in Section 2.5.3.
          “Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
          “Tax Funds” shall have the meaning set forth in Section 6.2.1.

          “Taxes” shall mean all real estate and personal property taxes, and assessments now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.
          “Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.
          “Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the lien of the Mortgage.
          “Trade Contract” shall mean any agreement (other than the Architect’s Agreement and the General Contractor’s Agreement) entered into by Borrower or by the General Contractor, in which the Trade Contractor thereunder agrees to provide labor and/or materials in connection with the construction of the Expansion.
          “Trade Contractor” shall mean the contractor or vendor under any Trade Contract.
          “Treasury Rate” shall mean, as of the Maturity Date, the yield, calculated by Lender by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of non-inflation adjusted noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such date of determination to the Maturity Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or another recognized source of financial market information selected by Lender. Lender’s determination of the Treasury Rate shall be final absent manifest error.
          “Trustee” shall mean any trustee holding the Loan in a Securitization.
          “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York.
          “Underwritable Cash Flow” shall mean the excess of Gross Revenue over Operating Expenses. Lender’s calculation of Underwritable Cash Flow (including determination of items that do not qualify as Gross Revenue or Operating Expenses) shall be calculated by Lender based upon Lender’s determination of Rating Agency criteria and shall be final absent manifest error.
          “Underwriter Group” shall have the meaning set forth in Section 9.2(b).
          “Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.
          “Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

          “U.S. Obligations” shall mean (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged and which are not subject to prepayment, call or early redemption, (ii) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(i), as amended which (a) will not result in a reduction, downgrade or withdrawal of the ratings for the Certificates or any class thereof issued in connection with a Securitization, (b) are then outstanding and (c) are then being generally accepted by the Rating Agencies without any reduction, downgrade or withdrawal of the ratings for the Certificates or any class thereof issued in connection with a Securitization or (c) other non-callable instruments, which (w) if a Securitization has occurred, will not cause the REMIC Trust formed pursuant to such Securitization to fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code, (x) will not result in a reduction, downgrade or withdrawal of the ratings for the Certificates or any class thereof issued in connection with a Certificate, (y) are then outstanding and (z) are then being generally accepted by the Rating Agencies without any reduction, downgrade or withdrawal of the ratings for the Certificates or any class thereof issued in connection with a Securitization.
          “Yield Maintenance Premium” shall mean an amount equal to the greater of: (i) one percent (1%) of the principal amount of the Loan being prepaid or (ii) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.
          “Zoning Report” shall mean that certain Zoning and Site Requirements Summary, PZR Site No. 57952, prepared by the Planning and Zoning Resource Corporation.
          Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
          II. THE LOAN
          Section 2.1 The Loan.
          2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.
          2.1.2 Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
          2.1.3 The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.
          2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay costs of acquiring the Property; (ii) pay and discharge any existing loans relating to the Property, (iii) pay all past due Basic Carrying Costs, if any, in respect of the Property, (iv) deposit the Reserve Funds, (v) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (vi) fund any working capital requirements of the Property, as approved by Lender and (vii) retain the balance, if any, for such uses or distributions to its equity holders as Borrower shall determine.
          Section 2.2 Interest Rate.
          2.2.1 Initial Interest Rate. Interest on the outstanding principal balance of each Component of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.
          2.2.2 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
          2.2.3 Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly

Payment Date (if such Monthly Payment Date occurs on the 8th day of any calendar month), or the end of the Interest Period in which such Monthly Payment Date occurs if such Monthly Payment Date payment is not the 8th day of the applicable calendar month.
          2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
          Section 2.3 Loan Payments.
          2.3.1 Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through December 7, 2006. Borrower shall make a payment to Lender of interest only on the Monthly Payment Date occurring in January, 2007 and on each Monthly Payment Date during the term of the Loan through and including the Monthly Payment Date occurring in December 2011. Borrower shall make a payment to Lender of principal and interest in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in January, 2012 and on each Monthly Payment Date thereafter to and including the Monthly Payment Date occurring in November, 2016 (the “Amortization Period”). The Monthly Debt Service Payment Amount required hereunder during the Amortization Period is based upon a thirty (30) year amortization schedule. Provided no Event of Default shall exists, each payment shall be applied (i) first, to accrued and unpaid interest on Component A1 and Component A2 on a pro rata, pari passu basis, and (ii) second, the balance to the principal amount of the Components on a pro rata, pari passu basis.
          2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest through the end of the interest period in which such Maturity Date occurs, and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
          2.3.3 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.
          2.3.4 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
          (b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the preceding Business Day.
          (c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
          Section 2.4 Prepayments.
          2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Lockout Expiration Date, Borrower may, at its option, upon thirty (30) days’ prior written notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole without payment of the Yield Maintenance Premium or any other prepayment premium or fee. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon through the end of the Interest Period in which such Monthly Payment Date occurs and such amounts (i.e., principal and interest prepaid by Borrower) shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender to the Loan on the next Monthly Payment Date. In addition and provided no Event of Default shall have occurred, any prepayment of all or any portion of the principal amount of the Loan shall be applied to the outstanding principal balance of the Components on a pro rata, pari passu basis.
          2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender does not make such Net Proceeds available to Borrower for a Restoration, Borrower shall (i) prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Proceeds, together with interest that would have accrued on such amounts through the next Monthly Payment Date, and (ii) simultaneously prepay the remaining outstanding principal balance of the Loan in excess of such Net Proceeds, together with interest that would have accrued on such amounts through the next Monthly Payment Date. No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any prepayment received by Lender pursuant to this Section 2.4.2 on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly

Payment Date. The full amount of any prepayment of the Loan pursuant to this Section 2.4.2 shall be applied to the outstanding principal balance of the Components on a pro rata, pari passu basis.
          2.4.3 Prepayments After Default. If after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay the Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. Any amounts received by Lender while any Event of Default exists may be applied by Lender toward the payment of interest and/or principal of any of the Components and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
          Section 2.5 Defeasance.
          2.5.1 Conditions to Defeasance. (a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Release Date to voluntarily defease the entire Loan and obtain a release of the lien of the Mortgage by providing Lender with the Defeasance Collateral (hereinafter, a “Defeasance Event”), subject to the satisfaction of the following conditions precedent:
     (i) Borrower shall provide Lender not less than thirty (30) days’ notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Defeasance Date”) on which the Defeasance Event is to occur;
     (ii) Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Defeasance Date and (B) all other sums, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;
     (iii) Borrower shall deposit the Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.2 and 2.5.3 hereof;
     (iv) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Defeasance Collateral;
     (v) Borrower shall deliver or cause to be delivered to Lender an opinion or opinions of counsel that are standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of a Defeasance Event pursuant to this Section 2.5, (C) the Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes, (D) delivery of the Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) a non-consolidation opinion with respect to the Successor Borrower;
     (vi) Borrower shall deliver to Lender a Rating Agency Confirmation as to the Defeasance Event;
     (vii) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5 have been satisfied;
     (viii) Borrower shall deliver a certificate of a “big four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;
     (ix) Borrower shall deliver or cause to be delivered such other certificates, opinions, documents and instruments as Lender may reasonably request; and
     (x) Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.
          (b) If Borrower has elected to defease the Note and the requirements of this Section 2.5 have been satisfied, the Property shall be released from the lien of the Mortgage and the Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation that a prudent lender originating mortgage loans for securitization similar to the Loan would require to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Mortgage, including Lender’s reasonable attorneys’ fees. Except as set forth in this Section 2.5, Section 2.4.1 or Section 2.4.2, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Mortgage on the Property.
          2.5.2 Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Defeasance Collateral, and (ii) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to

Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be paid to Borrower. Borrower shall cause the Eligible Institution at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Defeasance Collateral in accordance with this Agreement. The Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.
          2.5.3 Successor Borrower. In connection with a Defeasance Event under this Section 2.5, Borrower shall, if required by the Rating Agencies or if Borrower elects to do so, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by the Rating Agencies. Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower unless the Rating Agencies shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorney’s fees and expenses, incurred in connection therewith.
          III. REPRESENTATIONS AND WARRANTIES
          Section 3.1 Borrower Representations. Borrower represents and warrants that:
          3.1.1 Organization. (a) Each of Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.
          (b) Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower’s organizational identification number assigned by the state of its incorporation or organization is 4225408. Borrower’s federal tax identification number is 20-5654563. Borrower is not subject to back-up withholding taxes.
          3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or, to Borrower’s knowledge, any agreement or instrument to which Borrower is a party or by which it is bound, the breach of which would have a material and adverse effect on Borrower, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).
          3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower in any court or by or before any other Governmental Authority which would materially and adversely affect the ability of Borrower to carry out the transactions contemplated by this Agreement.
          3.1.5 Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or would reasonably be expected to have consequences that would materially and adversely affect its performance hereunder.
          3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.
          3.1.7 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, when property filed, will create (i) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. To Borrower’s knowledge, there are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Loan Agreement, materially and adversely affect the value of the Property, impair in any material respect the use or operations of the Property or impair in any material respect Borrower’s ability to pay its obligations in a timely manner.
          3.1.8 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) each of Borrower and Operating Tenant are not and will not be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975 of the Code, (b) none of the assets of Borrower or an Operating Tenant constitutes or will constitute “plan assets” of one or more such plans within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101 (the “Plan Assets Regulation”), (c) each of Borrower and Operating Tenant are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA and (d) transactions by or with Borrower or Operating Tenant are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, as defined in Section 3(32) of ERISA.
          3.1.9 Compliance. Except as set forth in the Property Condition Report, the Survey, the Zoning Report or the Environmental Report, and to Borrower’s knowledge, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. To the knowledge of Borrower, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially and adversely affect the condition (financial or otherwise) or business of Borrower. To the knowledge of Borrower, Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
          3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.
          3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
          3.1.12 Utilities and Public Access. The Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.
          3.1.13 Separate Lots. The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.
          3.1.14 Assessments. Except as disclosed in the Title Insurance Policy, there are no pending or, to the knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to the knowledge of Borrower, are there any contemplated improvements to the Property that may result in such special or other assessments.
          3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Operating Tenant, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.
          3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower and/or Operating Tenant to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender, Borrower and/or Operating Tenant has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.
          3.1.17 Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies, or ACCORD certificates evidencing such Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
          3.1.18 Licenses. Except as set forth in the Property Condition Report or the Zoning Report, all material permits and approvals, including without limitation, certificates of occupancy and any applicable liquor license required by any Governmental Authority for the legal use, occupancy and operation of the Property as a hotel and for such other uses as permitted pursuant to this Agreement (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall (and shall cause Operating Tenant and/or Hotel Manager to)

keep and maintain all Licenses necessary for the operation of the Property as a hotel and as presently operated. To Borrower’s knowledge, the use being made of the Property is in conformity with the certificate of occupancy issued for the Property.
          3.1.19 Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.
          3.1.20 Physical Condition. Except as otherwise described in the Property Condition Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
          3.1.21 Boundaries. Except as shown on the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the improvements, so as to materially and adversely affect the value or marketability of the Property except those which are insured against by title insurance.
          3.1.22 Leases. Except as set forth on Schedule I attached hereto, no Leases encumber the Property.
          3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the title insurance policy to be issued in connection with the Mortgage.
          3.1.24 Single Purpose. Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:
          (a) (i) Borrower does not own and will not own any asset or property other than (y) the Property, and (z) incidental personal property necessary for the ownership or operation of the Property, and (ii) Operating Tenant does not own and will not own any asset or property other than (y) its operating leasehold interest in the Property pursuant to the Operating Lease and (z) incidental personal property necessary for the operation of the Property.
          (b) (i) Borrower will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated, (ii) Operating Tenant will not engage in any business other than the ownership, leasing, management and operation of its operating leasehold interest in the Property pursuant to the Operating Lease, and (iii) each of Borrower and Operating Tenant will conduct and operate its business as presently conducted and operated.
          (c) Except for capital contributions or distributions permitted under the terms and conditions of its respective limited liability company agreement and properly reflected on its books and records, neither Borrower nor Operating Tenant will enter into any contract or agreement with any Affiliate of Borrower or Operating Tenant, any constituent party of Borrower or Operating Tenant or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any such party.
          (d) (i) Borrower and Operating Tenant have not incurred and will not incur any Indebtedness other than (i) with respect to Borrower, the Debt, (ii) with respect to Borrower and Operating Tenant, in the aggregate, unsecured trade payables and operational debt not evidenced by a note and (iii) with respect to Borrower and Operating Tenant, in the aggregate, Indebtedness incurred in the financing (including equipment leases) of equipment and other personal property used on the Property (“FF&E Financing”); provided that any Indebtedness incurred pursuant to subclauses (ii) and (iii) shall be (x) not in excess of $7,000,000 in the aggregate, (y) paid not more than sixty (60) days from the date incurred as to the matters in subclause (ii) above (other than deferred compensation for employees in the form of bonuses or other incentive compensation and other liabilities being contested to the extent permitted by, and in accordance with, the Loan Documents) and not more than sixty (60) days from the date due as to the matters in subclause (iii) above and (z) incurred in the ordinary course of business. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property.
          (e) Neither Borrower nor Operating Tenant has made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its respective Affiliates or any other Person.
          (f) Each of Borrower and Operating Tenant is and will remain solvent and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its respective assets as the same shall become due.
          (g) Each of Borrower and Operating Tenant has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its respective existence, and will not and will not permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or Operating Tenant or such constituent party without the prior consent of Lender in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Lender’s consent.
          (h) Each of Borrower and Operating Tenant will maintain all of its respective books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Neither Borrower’s nor Operating Tenant’s assets will be listed as assets on the financial statements of any other Person; provided, however, that such assets may be included in a consolidated financial statement of such entity’s Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower or Operating Tenant (as applicable) and such Affiliates and to indicate that Borrower’s or Operating Tenant’s (as applicable) assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s or Operating Tenant’s (as applicable) own separate balance sheet. Each of Borrower and Operating Tenant will file its own tax returns unless Borrower or Operating Tenant is a tax-disregarded entity not required to file tax returns under applicable law, and Borrower and Operating Tenant will not file a consolidated federal income tax return with any other Person unless required by applicable law. Each of Borrower and Operating Tenant shall maintain its books, records, resolutions and agreements as official records.
          (i) Each of Borrower and Operating Tenant will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate or any constituent party of either Borrower or Operating Tenant, as applicable), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.
          (j) Each of Borrower and Operating Tenant will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
          (k) To the fullest extent permitted by law, neither Borrower, Operating Tenant nor any constituent party will seek or effect the liquidation, dissolution, winding up, consolidation, merger, sale or other transfer, in whole or in part, of Borrower or Operating Tenant.
          (l) Neither Borrower nor Operating Tenant will commingle the funds and other assets of itself with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name.
          (m) Each of Borrower and Operating Tenant has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

          (n) Neither Borrower nor Operating Tenant will guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
          (o) (i) If either Borrower or Operating Tenant is a limited partnership or a limited liability company (other than a single member limited liability company), each general partner or managing member of either of them (each, an “SPC Party”) shall be a corporation or limited liability company whose sole asset is its interest in Borrower or Operating Tenant, as applicable, and each such SPC Party will at all times comply, and will cause Borrower or Operating Tenant’s, as applicable, to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal, resignation or the disassociation of an SPC Party from Borrower or Operating Tenant’s, as applicable, Borrower or Operating Tenant shall immediately appoint a new SPC Party whose articles or certificate of incorporation is substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.
     (ii) If Borrower or Operating Tenant is a single member limited liability company, Borrower or Operating Tenant shall have at least two springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from Borrower or Operating Tenant, shall immediately become the sole member of Borrower or Operating Tenant’s, as applicable, and the other of which shall become the sole member of Borrower if the first such springing member no longer is available to serve as such sole member.
          (p) Borrower shall at all times cause there to be at least two duly appointed members of the board of managers who are provided by a nationally recognized company that provides professional independent directors and independent managers (each, an “Independent Director”) of each SPC Party and of Operating Tenant reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment or at any time while serving as a director of such SPC Party and Operating Tenant, and may not have been at any time during the preceding five years (i) a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of such SPC Party, Operating Tenant, Borrower or any Affiliate of either of them, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with such SPC Party, Operating Tenant, Borrower or any Affiliate of either of them, (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person. A natural person who otherwise satisfies the foregoing definition of Independent Director except for being the independent director, manager or special member of a “special purpose entity” affiliated with the Borrower or Operating Tenant that does not own a direct or indirect equity interest in the Borrower or Operating Tenant shall not be disqualified from serving as an Independent Director if such individual is at the time of initial appointment, or at any time while serving as an Independent Director, an Independent Director of a “special purpose entity” affiliated with the Borrower or Operating Tenant (other than any entity that owns a direct or indirect equity interest in the Borrower or Operating Tenant) if such individual is an independent manager, director or special member provided by a nationally-recognized company that provides professional independent managers, directors or special members. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.
          (q) Neither Borrower nor Operating Tenant shall cause or permit the board of directors of any SPC Party or Operating Tenant to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock or under any organizational document of Borrower, Operating Tenant or SPC Party, requires a vote of the board of directors of SPC Party or Operating Tenant’s, as applicable, unless at the time of such action there shall be at least two members who are each an Independent Director.
          (r) Each of Borrower and Operating Tenant shall conduct its business so that the assumptions made with respect to Borrower and Operating Tenant in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that each of Borrower and Operating Tenant will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Borrower, Operating Tenant or any other Person) set forth in the Insolvency Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of the Borrower, Operating Tenant and any SPC Party.
          (s) Neither Borrower nor Operating Tenant will permit any Affiliate or constituent party independent access to its bank accounts.
          (t) Each of Borrower and Operating Tenant shall pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations.
          (u) Each of Borrower and Operating Tenant shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.
          (v) Each of Borrower and Operating Tenant shall allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space and for services performed by an employee of an Affiliate.
          (w) Each of Borrower and Operating Tenant shall not buy or hold evidence of indebtedness by any other Person (other than cash or investment-grade securities).
          (x) Each of Borrower and Operating Tenant shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.
          3.1.25 Tax Filings. To the extent required, Borrower has timely filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
          3.1.26 Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each of Borrower’s and Operating Tenant’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s and Operating Tenant’s, respectively, probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
          3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
          3.1.28 Organizational Chart. The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.
          3.1.29 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
          3.1.30 No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.
          3.1.31 Investment Company Act. Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
          3.1.32 Intentionally Omitted.
          3.1.33 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.
          3.1.34 Full and Accurate Disclosure. To the best of Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise).
          3.1.35 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
          3.1.36 Intentionally Omitted.
          3.1.37 No Change in Facts or Circumstances; Disclosure. To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Property.
          3.1.38 Hotel Management Agreement. The Hotel Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Hotel Management Agreement was entered into on commercially reasonable terms. All of the representations and warranties with respect to the Hotel Management Agreement set forth in Article VII of this Agreement are true and correct in all respects.
          3.1.39 Perfection of Accounts. Borrower hereby represents and warrants to Lender that:
          (a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts and the Control Account in favor of Lender, which security interests are prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for

Permitted Encumbrances, neither Borrower nor any other Person has sold or otherwise conveyed the Accounts or the Control Account;
          (b) The Accounts and the Control Account constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement;
          (c) Pursuant and subject to the terms of the Loan Documents, Agent (or in the case of the Control Account from and after an Event of Default, Account Control Bank), has agreed to comply with all instructions originated by Lender, without further consent by Borrower or Operating Tenant, directing disposition of the Accounts (or the Control Account) and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and
          (d) Neither the Accounts nor the Control Account are in the name of any Person other than Borrower or Operating Tenant, as pledgor, or Lender, as pledgee. Borrower or Operating Tenant have not consented to (x) Agent’s complying with instructions with respect to the Accounts and (y) from and after an Event of Default, Account Control Bank’s complying with instructions with respect to the Control Account, from any Person other than Lender.
          3.1.40 Intentionally Omitted.
          3.1.41 Inventory. Borrower and Operating Tenant are the owners of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property (other than as provided in the Management Agreement) and Borrower shall not (and shall not permit Operating Tenant to) lease any such Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.
          Section 3.2 Survival of Representations. The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.
          IV. BORROWER COVENANTS
          Section 4.1 Borrower Affirmative Covenants. Borrower hereby covenants and agrees with Lender that:
          4.1.1 Existence; Compliance with Legal Requirements. Borrower and Operating Tenant shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, Prescribed Laws.

          4.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; and (vi) Borrower shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.
          4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Operating Tenant or the Property which might materially adversely affect the Property or Borrower’s ability to perform its obligations hereunder or under the other Loan Documents.
          4.1.4 Access to Property. Subject to the rights of tenants, licensees and guests, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.
          4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:
          (a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and
          (b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

          4.1.6 Financial Reporting. (a) Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP, reflecting the financial affairs of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.
          (b) Borrower shall furnish or cause to be furnished to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s, Operating Tenant’s and Guarantor’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender prepared in accordance with GAAP covering the Property, including statements of income and expense and cash flow for Borrower, Operating Tenant and the Property and a balance sheet for Borrower and Operating Tenant. Such statements shall set forth gross revenue and operating expenses for the Property. Borrower’s, Operating Tenant’s and Guarantor’s annual financial statements shall be accompanied by a certificate executed by the chief financial officer of Borrower stating that such annual financial statement presents fairly the financial condition and the results of operations of Borrower, Operating Tenant, Guarantor and the Property. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether to the best of Borrower’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default by Borrower or Operating Tenant and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Notwithstanding the foregoing, if Borrower, Operating Tenant and Guarantor are majority owned and controlled (directly or indirectly) by a publicly traded company, then the annual, audited financial statements of Borrower, Operating Tenant and Guarantor may be included in consolidated, audited financial statements of such publicly traded company provided that (i) Borrower delivers such audited consolidated financial statements to Lender within ninety (90) days following the end of each Fiscal Year, (ii) such consolidated financial statements otherwise comply with this subsection (b), (iii) Borrower delivers to Lender separate unaudited operating statements for each of Guarantor, Borrower and Operating Tenant covering the Property, such other information and statements required under this subsection (b) and a certificate executed by the chief financial officer of Borrower stating that (A) such operating statements presents fairly the financial condition and the results of operations of each of Borrower, Operating Tenant, Guarantor and the Property, and (B) the information contained in such operating statements is the same information with respect to Borrower, Operating Tenant, Guarantor and the Property as included in the audited consolidated financial statements of such publicly traded company.
          (c) Borrower will furnish Lender on or before the forty-fifth (45th) day after the end of each fiscal quarter (based on Borrower’s Fiscal Year), the following items, accompanied by certificate from the chief financial officer of Borrower, certifying that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP as applicable:

     (i) quarterly and year-to-date statements of income and expense and cash flow prepared for such quarter with respect to the Property, with a balance sheet for such quarter for Borrower;
     (ii) a calculation reflecting the Debt Service Coverage Ratio as of the last day of such quarter, for such quarter and the last four quarters;
     (iii) occupancy statistics for the Property; and
     (iv) a comparison of the budgeted income and expenses and the actual income and expenses for such quarter and year to date for the Property, and, upon the request of Lender, a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such period and year to date.
          (d) Borrower shall submit the Annual Budget to Lender not later than thirty (30) days prior to the commencement of each Fiscal Year.
          (e) Borrower shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender, including, without limitation, a comparison of the budgeted income and expenses and the actual income and expenses for a quarter and year to date for the Property, together with a detailed explanation of any variances of more than the greater of five percent (5%) or $50,000 between budgeted and actual amounts for such period and year to date.
          (f) On or before thirty (30) days after the end of each calendar month, Borrower will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property.
          4.1.7 Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.
          4.1.8 Estoppel Statement. (a) After request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.
          (b) After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.

          (c) Borrower shall deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease); provided that such certificate may be in the form required under such Lease; provided, further, that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
          4.1.9 Leases (a). All Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Mortgage and that the lessee will attorn to Lender and any purchaser at a foreclosure sale and (iv) not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Major Leases and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.
          (b) Borrower (i) shall and shall cause Operating Tenant to observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall hold all security deposits under all Leases in accordance with Legal Requirements; and (vi) shall have the right, without the consent of Lender, to amend, modify or waive the provisions of any Lease (other than a Major Lease except to the extent required under the terms of any Major Lease approved, or deemed approved, by Lender pursuant to this Section 4.1.9), or terminate, reduce the rents under, accept the surrender of space under, or shorten the term of, any Lease (other than a Major Lease) or of any guaranty, letter of credit or other credit support with respect thereto, so long as such action does not have a material adverse affect on the value of the Property, provided, however, that a termination of a Lease (other than a Major Lease) with a tenant who is in default beyond all applicable notice and cure periods shall not be considered an action which has a material adverse affect on the value of the Property. Upon request, Borrower shall furnish Lender with executed copies of all Leases.
          (c) Notwithstanding anything to the contrary contained in this Section 4.1.9:
     (i) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9, Borrower shall have the right to submit a term sheet of such transaction to Lender for Lender’s approval, such approval not to be unreasonably withheld or delayed. Any such term sheet submitted to Lender shall set forth all material terms of the proposed transaction including, without limitation, identity of tenant, square footage, term, rent, rent credits, abatements, work allowances and tenant improvements to be constructed by Borrower. Lender shall use good faith efforts to respond within ten (10)

Business Days after Lender’s receipt of Borrower’s written request for approval or consent of such term sheet. If Lender fails to respond to such request within ten (10) Business Days, and Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within five (5) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to such term sheet if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period;
     (ii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9 for any matter that Lender has not previously approved a term sheet pursuant to Section 4.1.9(c)(i) above, Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent. If Lender fails to respond to such request within ten (10) Business Days, and Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within ten (10) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought if Lender fails to respond to such second written request before the expiration of such ten (10) Business Day period;
     (iii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9 for any matter that Lender has previously approved a term sheet pursuant to Section 4.1.9(c)(i) above, Lender shall use good faith efforts to respond within five (5) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent. If Lender fails to respond to such request within five (5) Business Days, and Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within five (5) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period, provided that there have been no material deviations from the term sheet and that the aggregate economics of the transaction are no less favorable to Borrower than as set forth in the term sheet;
     (iv) in the event that Lender shall have approved (or be deemed to have approved) a term sheet submitted by Borrower with respect to a certain Lease, Lender shall not withhold its approval or consent with respect to such Lease on the basis of any provisions of such Lease dealing with the items contained in the approved term sheet.
          (d) Notwithstanding anything to the contrary set forth herein, neither Borrower nor Operating Tenant shall enter into a Lease of all or substantially all of the Property without Lender’s prior written consent. which consent may be withheld in Lender’s sole discretion.
          4.1.10 Alterations. Lender’s prior approval shall be required in connection with any alterations or improvements to any Improvements (excluding the cost of FF&E Replacements) (a) that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the ongoing revenues and expenses of the Property, or (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, which approval may be granted or withheld in Lender’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following (the “Alteration Security”): (i) cash, (ii) Letters of Credit, (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold. Upon Borrower’s request therefor, Lender shall disburse any Alteration Security that is cash to Borrower to pay for work completed and paid for with respect to such alterations subject to the same conditions to the release and disbursement of Required Repair Funds pursuant to section 6.1.2 hereof, provided, however, that Lender shall not have any obligation to disburse any funds to Borrower for such alterations unless and until Lender has determined in its sole discretion that, at the time of any such request from Borrower for such funds, the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements is equal to or less than the amount of the Alteration Security then held by Lender.
          4.1.11 Material Agreements. Borrower shall and cause Operating Tenant to: (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.
          4.1.12 Intentionally Omitted.
          4.1.13 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.
          4.1.14 Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or Mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.
          4.1.15 Business and Operations. Borrower shall continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Property. Borrower and Operating Tenant will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the Property. Borrower and Operating Tenant shall at all times cause the Property to be maintained as a hotel.
          4.1.16 Loan Fees. Borrower shall pay all fees and costs (including, without limitation, all origination and commitment fees) required of Borrower pursuant to the terms of that certain commitment letter between Ashford Hospitality Trust, Inc. and Morgan Stanley Mortgage Capital Inc. dated October 10, 2006.
          4.1.17 Performance of FF&E Work.
          (a) Borrower shall perform, or cause Operating Tenant to perform, all FF&E Replacement Work when required pursuant to the Hotel Management Agreement and as necessary to keep the Property in condition and repair consistent with other hotels with the same class of service in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete, or cause Operating Tenant to complete, all FF&E Replacement Work in a good and workmanlike manner as soon as practicable following the commencement of performing such FF&E Replacement Work.
          (b) In the event Lender determines in its reasonable discretion that any FF&E Replacement Work is not being performed in a workmanlike or timely manner or that any FF&E Replacement Work has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold all disbursements of any FF&E Replacement Funds, to proceed under existing contracts or to contract with third parties to complete such FF&E Replacement Work and to apply the FF&E Replacement Funds toward the labor and materials necessary to complete such FF&E Replacement Work, provided that Lender shall provide thirty (30) days’ prior written notice to Borrower before taking any such action.
          (c) In order to facilitate Lender’s completion or performing such FF&E Replacement Work pursuant to Section 4.1.16(b) above, Borrower grants Lender the right, and Borrower shall cause Operating Tenant to permit Lender, to enter onto the Property and perform any and all work and labor necessary to complete or perform such FF&E Replacement Work and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the FF&E Replacement Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such FF&E Replacement Work in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any FF&E Replacement Funds for the purpose of making or completing such FF&E Replacement Work; (ii) to make such additions, changes and corrections to such FF&E Replacement Work as shall be necessary or desirable to complete such FF&E Replacement Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such FF&E Replacement Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.
          (d) Nothing in Section 4.1.16 shall: (i) make Lender responsible for performing or completing any FF&E Replacement Work; (ii) require Lender to expend funds in addition to the FF&E Replacement Funds to perform or complete any FF&E Replacement Work; (iii) obligate Lender to proceed with any FF&E Replacement Work; or (iv) obligate Lender to demand from Borrower additional sums to perform or complete any FF&E Replacement Work.
          (e) The FF&E Replacement Work and all materials, equipment, fixtures, or any other item comprising a part of any FF&E Replacement Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).
          (f) Nothing in this Agreement shall obligate Lender to apply all or any portion of the FF&E Replacement Funds on account of an Event of Default to payment of the Debt or in any specific order or priority.
          4.1.18 Operating Leases. (a) The Operating Lease is in full force and effect and there is no default, breach or violation existing thereunder by Borrower or Operating Tenant thereunder and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder. The terms and provisions of the Operating Lease are subordinate to this Agreement and the Mortgage in all respects. Neither the execution and delivery of the Loan Documents, Borrower’s performance thereunder, nor the exercise of any remedies by Lender, will adversely affect Borrower’s rights under the Operating Lease.
          (b) Borrower shall (i) cause the hotel located on Property to be operated pursuant to the Operating Lease; (ii) promptly perform and/or observe all of the covenants, agreements and obligations required to be performed and observed by Borrower under the Operating Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (iii) promptly notify Lender of any default under the Operating Lease; (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Borrower under the Operating Lease; (v) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Operating Tenant under the Operating Lease;

(vi) cause Operating Tenant to deposit all Operating Tenant’s Owner’s Distributions into the Deposit Account and (vii) not permit the Operating Lease to be amended, modified, supplemented or terminated, in each case, without the prior written consent of Lender; provided, however, that upon the expiration of the initial five (5) year term of the Operating Lease, Borrower and Operating Tenant shall be permitted to renew or extend the term of the Operating Lease on substantially the same terms as the Operating Lease in effect on the date hereof with “market” rent as determined by Borrower and Operating Tenant (provided, however, that the monthly base rent thereunder (less any credit for sums being deposited in any capital improvements or FF&E reserves required under the Hotel Management Agreement or this Agreement) shall in no event be less than the Monthly Payment Amount and the monthly amount of any payments to the Reserve Funds required hereunder).
          Section 4.2 Borrower and Operating Tenant Negative Covenants. Borrower covenants and agrees with Lender that:
          4.2.1 Due on Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Lender, neither Borrower nor Operating Tenant, nor any other Person having a direct or indirect ownership or beneficial interest in Borrower or Operating Tenant shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any interest, direct or indirect, in the Borrower, Operating Tenant, the Property or any part thereof, whether voluntarily or involuntarily, in violation of the covenants and conditions set forth in the Mortgage and this Agreement.
          4.2.2 Liens. Borrower shall not, and shall not permit Operating Tenant to, create, incur, assume or suffer to exist any Lien on any portion of the Property except for Permitted Encumbrances.
          4.2.3 Dissolution. Neither Borrower nor Operating Tenant shall (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership, leasing management and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower or Operating Tenant, as applicable, except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any SPC Party to (A) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of incorporation or bylaws of such SPC Party, in each case without obtaining the prior consent of Lender.
          4.2.4 Intentionally Omitted.
          4.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
          4.2.6 Affiliate Transactions. Neither Borrower nor Operating Tenant shall enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of

Borrower except in the ordinary course of business and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.
          4.2.7 Zoning. Neither Borrower nor Operating Tenant shall initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.
          4.2.8 Assets. Neither Borrower nor Operating Tenant shall purchase or own any property other than the Property and any property necessary or incidental for the operation of the Property.
          4.2.9 No Joint Assessment. Neither Borrower nor Operating Tenant shall suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
          4.2.10 Principal Place of Business. Borrower shall not (i) change its principal place of business or name from the address and name set forth in the introductory paragraph hereof without, in each instance, (A) giving Lender thirty (30) days’ prior written notice thereof and (B) taking all action required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents or (ii) change its organizational structure without (A) obtaining the prior written consent of Lender (except to the extent permitted hereunder without the consent of Lender) and (B) taking all action required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Properties, and representing and warranting that Borrower does business under no other trade name with respect to the Properties.
          4.2.11 ERISA. (a) Neither Borrower nor Operating Tenant shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the ERISA or Section 4975 of the Code.
          (b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) neither Borrower nor Operating Tenant is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” within the meaning of Section 4975 of the Code; (B) neither Borrower nor Operating Tenant are subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans as defined in Section 3(32) of ERISA; and (C) one or more of the following circumstances is true:
     (i) Equity interests in Borrower are publicly offered securities, within the meaning of the Plan Assets Regulation;
     (ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of the Plan Assets Regulation; or
     (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Assets Regulation.
          4.2.12 Material Agreements. Borrower shall not, without Lender’s prior written consent: (a) enter into, surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and/or the termination of such agreement or new agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arms’-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect, except on an arm’s-length basis and commercially reasonable terms.
          V. INSURANCE, CASUALTY AND CONDEMNATION
          Section 5.1 Insurance.
          5.1.1 Insurance Policies. (a) Borrower or Hotel Manager shall obtain and maintain, or cause to be maintained, insurance for Borrower, Operating Tenant and the Property providing at least the following coverages:
     (i) comprehensive all risk insurance on the Improvements and the personal property at the Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood

Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).
     (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit, excluding umbrella coverage, of not less than One Million and No/100 Dollars ($1,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;
     (iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twenty-four (24) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period from the date of loss to a date (assuming total destruction) which is twenty-four (24) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twenty-four (24) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
     (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
     (v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least Five Hundred Thousand and No/100 Dollars ($500,000) per accident and per disease per employee, and Five Hundred Thousand and No/100 Dollars ($500,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
     (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
     (vii) umbrella liability insurance in addition to primary coverage in an amount not less than Fifty Million and No/100 Dollars ($50,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;
     (viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);
     (ix) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages;
     (x) insurance against employee dishonesty in an amount not less than one (1) month of gross revenue from the Property and with a deductible not greater than Ten Thousand and No/100 Dollars ($10,000); and
     (xi) if “acts of terrorism” or other similar acts or events or “fire following” are hereafter excluded from Borrower’s comprehensive all risk insurance policy or policies required under Sections 5.1.1(a)(i) and 5.1.1(a)(iii) above, Borrower shall obtain an endorsement to such policy or policies, or a separate policy from an insurance provider which maintains at least an investment grade rating from S&P (that is, “BBB-”) and, if they are rating the Securities and if they rate the insurer from Fitch (that is, “BBB-”) and from Moody’s (that is, “Baa3”), insuring against all such excluded acts or events and “fire following”, to the extent such policy or endorsement is available, in an amount determined by Lender in its sole discretion (but in no event more than an amount equal to the sum of 100% of the “Full Replacement Cost” and twelve (12) months business interruption insurance), provided, however, Borrower shall not be required to pay annual premiums in excess of the Required Amount for the coverage required under this Section 5.1.1(a)(xi) for the Property, it being agreed that the endorsement or policy shall be in form and substance reasonably satisfactory to Lender. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002 (“TRIA”) is in effect (including any extensions or if another federal governmental program is in effect which provides substantially similar protections as TRIA), Lender shall accept terrorism insurance which covers against “covered acts” as defined by TRIA (or such other program) as full compliance with this Section 5.1.1(a)(xi) as it relates to the risks that are required to be covered; and
          (xii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
          (b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the approval of Lender as to deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower or Operating Tenant to Lender.
          (c) Any blanket insurance Policy (which may include coverage required under Section 5.1.1(a)(xi)) shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a).
          (d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.
          (e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii) shall contain clauses or endorsements to the effect that:
     (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

     (ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and
     (iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
          (f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.
          (g) In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
          5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating of “A” or better by S&P and Fitch and an insurance financial strength rating of “A2” by Moody’s. If a Securitization occurs, (i) the foregoing required insurance company rating by a Rating Agency not rating any Securities shall be disregarded and (ii) if the insurance company complies with the aforesaid S&P required rating (and S&P is rating the Securities) and the other Rating Agencies rating the Securities do not rate the insurance company, such insurance company shall be deemed acceptable with respect to such Rating Agency not rating such insurance company. Notwithstanding the foregoing, Borrower shall be permitted to maintain the Policies with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above. Moreover, if Borrower desires to maintain insurance required hereunder from an insurance company which does not meet the claims paying ability ratings set forth herein but the parent of such insurance company, which owns at least fifty-one percent (51%) of such insurance company, maintains such ratings, Borrower may use such insurance companies if approved by the Rating Agencies (such approval may be conditioned on items required by the Rating Agencies including a requirement that the parent guarantee the obligations of such insurance company).

          Section 5.2 Casualty and Condemnation.
          5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.
          5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

          Section 5.3 Delivery of Net Proceeds.
          5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.
          5.3.2 Major Casualty or Condemnation. (a) If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:
     (i) no Event of Default shall have occurred and be continuing;
     (ii) (A) in the event the Net Proceeds are insurance proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;
     (iii) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs; provided however, that Borrower shall have an additional one hundred twenty (120) days to commence the Restoration provided that Borrower is diligently pursuing all conditions required to commence such Restoration (including, without limitation, all permits and licenses) and such delay shall not impair Borrower’s, Operating Tenant’s or Lender’s ability to obtain the business interruption insurance proceeds required under Section 5.1.1(a)(iii) hereof) and shall diligently pursue the same to satisfactory completion;
     (iv) the Hotel Management Agreement shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of such Casualty or Condemnation;
     (v) Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;
     (vi) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B)

such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (C) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);
     (vii) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
     (viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and
     (ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements.
          (b) The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all requirements set forth in Section 5.3.2(a) have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
          (c) All plans and specifications required in connection with the Restoration shall be subject to prior reasonable approval of Lender and an independent architect selected by Lender (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to reasonable approval of Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.
          (d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
          (e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
          (f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.
          (g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to

Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in Subsection 5.3.2(h).
          (h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.
          (i) Notwithstanding anything contained herein to the contrary, Net Proceeds from the Policies required to be maintained by Borrower pursuant to Section 5.1.1(a)(iii) (the “Business Insurance Proceeds”) (i) shall be controlled by Lender at all times, (ii) shall constitute additional security for the Debt and other obligations under the Loan Documents, (iii) shall not be subject to the provisions of subsection (h) above and (iv) shall be used solely for the payment of the Debt and other obligations under the Loan Documents and actual operating expenses of the Property (as provided in the immediately following sentence). Notwithstanding the foregoing, Lender hereby covenants to deliver to Hotel Manager on a monthly basis (to the extent Lender is in actual possession of Business Insurance Proceeds at such time) an amount equal to the lesser of (x) the Business Insurance Proceeds received by Lender relating to such month (and any prior period to which such Business Insurance Proceeds relate) as such Business Insurance Proceeds relate to the Interim Operating Expenses for the period for which the Business Insurance Proceeds have been disbursed and (y) Interim Operating Expenses less Gross Revenue for the Property for the period for which the Business Insurance Proceeds have been disbursed (provided that Lender has received reasonably satisfactory evidence of the amount of such shortfall) (such amount, whether (x) or (y), as applicable, the “Manager BI Proceeds Amount”). In the event that the Business Insurance Proceeds are paid in a lump sum in advance, Lender shall hold such Business Insurance Proceeds in a segregated interest-bearing escrow account, which shall be an Eligible Account pledged to the Lender and Lender shall estimate, in Lender’s reasonable discretion, the number of months required for Borrower to complete the Restoration caused by the Casualty or Condemnation, shall divide the aggregate Business Insurance Proceeds by such number of months, and shall disburse from such bank account each month during the performance of such Restoration such monthly installment of said Business Insurance Proceeds (such amount, the “Anticipated Monthly BI Amount”). Lender shall disburse the Anticipated Monthly BI Amount from such bank account or the Deposit Account, as the case may be, (A) first, upon the request of Hotel Manager, the Manager BI Proceeds Amount and (B) second, into the Deposit Account on each Monthly Payment Date during the Restoration in an amount necessary to pay all amounts payable pursuant to this Agreement and the Cash Management Agreement (including, without limitation, that which is set forth in Sections 3.3(a) (i) through (v) thereof but specifically excluding the payment of any Incentive Management Fees (as defined in the Management Agreement)), provided, that, in no event shall the amount disbursed pursuant to the immediately preceding clauses (A) and (B) exceed the Anticipated Monthly BI Amount in the aggregate. If any Business Insurance Proceeds are received by Borrower or Hotel Manager, such Business Insurance Proceeds shall be received in trust for Lender, shall be segregated from other funds of Borrower or Hotel Manager, as the case may be, and shall be applied or paid to Lender in accordance with the terms of this Article V. Nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such Business Insurance Proceeds.
           VI. RESERVE FUNDS
          Section 6.1 Required Repairs.
          6.1.1 Required Repairs. Borrower shall perform, or cause Operating Tenant to perform, the repairs at the Property as set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”) and shall complete, or cause Operating Tenant to complete, each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule II. On the Closing Date, Borrower shall deposit with Agent an amount equal to $0 to perform the Required Repairs. Amounts deposited pursuant to this Section 6.1.1 are referred to herein as the “Required Repair Funds.”
          6.1.2 Release of Required Repair Funds. Lender shall direct Agent to disburse to Borrower the Required Repair Funds upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received a certificate from Borrower (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, (e) at Lender’s option, if the cost of the Required Repairs exceeds $25,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs, and (f) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Required Repair Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total Required Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).
          Section 6.2 Tax Funds.
          6.2.1 Deposits of Tax Funds. On the Closing Date, Borrower shall deposit with Agent the amount of                      and No/100 Dollars and, pursuant to the Cash Management Agreement, there shall be deposited on each Monthly Payment Date an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds.” If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice. Notwithstanding anything to the contrary contained herein, Borrower’s obligation to make deposits of Insurance Funds required by this Section 6.2.1 shall be suspended during any time Borrower provides evidence, reasonably satisfactory to Lender, that Borrower is reserving for Taxes pursuant to and in accordance with the Hotel Management Agreement, no Event of Default shall have occurred and be continuing and Lender shall have received evidence of payment of the related Taxes in accordance with Section 4.1.2 hereof.
          6.2.2 Release of Tax Funds. Lender shall, or shall cause Agent to, apply the Tax Funds to payments of Taxes and Lender or Agent shall provide evidence of such payment to Borrower after payment thereof. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall return any excess to Borrower. Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower.
          Section 6.3 Insurance Funds.
          6.3.1 Deposits of Insurance Funds. On the Closing Date, Borrower shall deposit with Agent the amount of                      and No/100 Dollars and, pursuant to the Cash Management Agreement, there shall be deposited on each Monthly Payment Date an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds.” If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies. Notwithstanding anything to the contrary contained herein, Borrower’s obligation to make deposits of Insurance Funds required by this Section 6.3.1 shall be suspended during any time Borrower provides evidence, reasonably satisfactory to Lender, that Borrower is reserving for Insurance Premiums pursuant to and in accordance with the Hotel Management Agreement, no Event of Default shall have occurred and be continuing and Lender shall have received evidence of payment of the related Insurance Premiums in accordance with Section 5.1.1(b); provided, however, that the foregoing shall in no way relieve Borrower of its obligations to (a) deposit funds with Agent for Insurance Premiums to the extent that Borrower is not reserving for such Insurance Premiums under the Hotel Management agreement and (b) to maintain all of the insurance coverage required under Section 5.1.1(a).
          6.3.2 Release of Insurance Funds. Lender shall apply, or cause Agent to apply, the Insurance Funds to payment of Insurance Premiums and Lender or Agent shall provide evidence of such payment to Borrower after payment thereof. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall return any excess to Borrower. Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.
          Section 6.4 FF&E Replacement Funds
          6.4.1 Deposits of FF&E Replacement Funds. Pursuant to the Cash Management Agreement, but subject to the terms and conditions of Section 6.4.5, there shall be deposited on each Monthly Payment Date an amount equal to one-twelfth of the amount set forth the Annual Budget for FF&E Replacements (such amounts so deposited shall hereinafter be referred to as the “FF&E Replacement Funds”). The amount of FF&E Replacement Funds that shall be included in the Annual Budget shall be the product of four (4%) and the Gross Revenues derived from the Property.
          6.4.2 Withdrawals of FF&E Funds. Borrower shall be entitled to make withdrawals from FF&E Replacement Funds to pay for FF&E expenditures consistent with the Annual Budget for the Property provided that no Event of Default shall exist. Borrower will be permitted to request a single disbursement of funds from the FF&E Replacement Funds not more frequently than once each thirty (30) days (or at any time permitted under this Agreement in the case of an emergency expenditure), based on its reasonable estimate of upcoming, near-term FF&E expenditures as set forth in the Annual Budget for the Property. Upon the request of Lender, Borrower or Owner will provide a detailed written accounting of expenditures for the Annual Budget, in a form customarily maintained by Borrower or Owner in the ordinary course of business and reasonably acceptable to Lender, together with copies of paid invoices for items that have been paid from prior withdrawals of the FF&E Replacement Funds. In addition to the foregoing, in the event that SLC Operating Limited Partnership or an Affiliate thereof is no longer managing the Property pursuant to the Hotel Management Agreement, Borrower shall be permitted to obtain withdrawals of FF&E Funds to pay for Capital Expenditures at the Property, provided that (i) such withdrawals shall be subject to the same provisions and conditions set forth in Section 6.1.2 hereof with respect to Required Repairs and (ii) such Capital Expenditures shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld or delayed.
          6.4.3 True-Up Procedures. (a)Within fifteen (15) days after the end of each calendar quarter, the amount of FF&E Replacement Funds shall be adjusted to ensure that the aggregate amount of all FF&E Replacement Funds during such calendar quarter is equal to the amount required to have been deposited therein in accordance with this Agreement. Any shortfall in the amount of FF&E Replacement Funds deposited hereunder on the date such adjustment is computed, to the extent not otherwise funded by Borrower, shall be deposited by Borrower on the Monthly Payment Date immediately following the end of the calendar month in which such adjustment is computed, and any overages shall be paid to or as directed by Borrower on such date.
          (b) Within fifteen (15) days after the end of each calendar quarter, amounts withdrawn from the FF&E Replacement Funds during such calendar quarter shall be reconciled to ensure that the aggregate amount of withdrawals from the FF&E Replacement Funds during such Fiscal Year does not exceed the amount that Owner is permitted to have withdrawn therefrom in accordance with this Agreement and the Annual Budget. Any shortfall in the FF&E Replacement Funds on the date such reconciliation is computed shall be deposited by Owner into the FF&E Replacement Funds on the Monthly Payment Date immediately following the end of the calendar month in which such reconciliation is computed.
          6.4.4 Application of FF&E Replacement Funds. Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw the FF&E Replacement Funds and apply the FF&E Replacement Funds to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the FF&E Replacement Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.
          6.4.5 Exception . Notwithstanding anything to the contrary contained herein, if Borrower reserves for FF&E expenditures pursuant to the Hotel Management Agreement in amounts consistent with the amounts required hereunder Borrower shall not be required to make deposits to the FF&E Replacement Funds pursuant to the first sentence of Section 6.4.1, provided that Borrower shall have delivered to Lender evidence reasonably acceptable to Lender that Borrower is reserving such funds in accordance with the terms of the Hotel Management Agreement, no Event of Default shall have occurred and be continuing and Lender receives an acceptable pledge giving Lender a security interest is such reserves. Additionally, if Hotel Manager shall require reserves for FF&E expenditures in amounts less than the amounts required hereunder, Borrower shall make monthly deposits of FF&E Replacement Funds in an amount necessary to eliminate the deficiency of reserves by Hotel Manager to be held and disbursed by Agent in accordance with this Agreement.
          Section 6.5 Application of Reserve Funds. Upon the occurrence of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and apply the Reserve Funds to the items for which the Reserve Funds were established or to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.
          Section 6.6 Security Interest in Reserve Funds.
          6.6.1 Grant of Security Interest. Borrower shall be the owner of the Reserve Funds. Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Lender.
          6.6.2 Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds.
          6.6.3 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
           VII. PROPERTY MANAGEMENT
          Section 7.1 The Hotel Management Agreement. Borrower shall cause Operating Tenant to cause the Hotel Manager to manage the Property in accordance with the Hotel Management Agreement. Borrower shall (and shall cause Operating Tenant to) (i) diligently perform and observe all of the terms, covenants and conditions of the Hotel Management Agreement to be performed and observed, (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Hotel Management Agreement on the part of Borrower to be performed and observed, and (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Hotel Management Agreement. If Borrower or Operating Tenant shall default in the performance or observance of any material term, covenant or condition of the Hotel Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or Borrower or Operating Tenant under the Hotel Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Hotel Management Agreement on the part of Borrower or Operating Tenant to be performed or observed.
          Section 7.2 Prohibition Against Termination or Modification. Borrower shall not surrender, terminate, cancel, modify in any material respect, renew or extend the Hotel Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Hotel Manager or any other Person, or consent to the assignment by the Hotel Manager of its interest under the Hotel Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld or delayed; provided, however, with respect to a new hotel manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement and, if such new manager is an Affiliate of Borrower, upon delivery of a non-consolidation opinion acceptable to the Rating Agencies. If at any time Lender consents to the appointment of a new hotel manager, such new hotel manager and Borrower shall, as a condition of Lender’s consent, execute a subordination of management agreement in the form then used by Lender.
          Section 7.3 Replacement of Hotel Manager. Lender shall have the right to require Borrower to replace the Hotel Manager with a Person chosen by Borrower and approved by Lender upon the occurrence of any one or more of the following events: (i) if the Hotel Manager shall be in default under the Hotel Management Agreement beyond any applicable notice and cure period or (ii) if at any time the Hotel Manager has engaged in gross negligence, fraud or willful misconduct.
           VIII. PERMITTED TRANSFERS
          Section 8.1 Permitted Transfer of the Property. Lender shall not withhold its consent to a conveyance of the Property (i) to a Permitted Transferee or (ii) to another entity that is reasonably acceptable to Lender, provided that (a) as to (ii) Lender has received a Rating Agency Confirmation as to the conveyance of the Property to the transferee, (b) Lender has received an agreement, acceptable to it in its sole discretion, pursuant to which the transferee assumes all of Borrower’s obligations under the Loan Documents and a guarantee from a replacement guarantor reasonably acceptable to Lender with respect to any guaranty delivered in connection with the Loan substantially in the form of any such guaranty, (c) Lender receives a transfer fee equal to $150,000.00 and (d) Lender shall have received such documents, certificates and legal opinions as it may reasonably request.
          Section 8.2 Permitted Mezzanine Financing. Notwithstanding anything to contrary contained in this Loan Agreement, provided no Event of Default has occurred and is continuing and upon not less than thirty (30) days’ prior written notice to Lender, the owner(s) (collectively, the “Permitted Mezzanine Borrowers”) of (i) the direct or indirect limited partnership interests in Borrower, (ii) the direct or indirect limited liability company interests in Ashford Chicago O’Hare GP, LLC, the general partner of Borrower, and/or (iii) the limited liability company interests in Operating Tenant, shall be permitted to obtain one or more mezzanine loans (the “Permitted Mezzanine Loans”) provided the following conditions and requirements are satisfied:
          (a) one or more Qualified Transferees (collectively the “Permitted Mezzanine Lenders”) originate each Permitted Mezzanine Loan and one or more Qualified Transferees at all times holds and owns the Permitted Mezzanine Loans;
          (b) the collateral for the Permitted Mezzanine Loans shall include (i) only pledges of (A) the direct or indirect limited partnership interests in Borrower, (B) the direct or indirect limited liability company interests in Ashford Chicago O’Hare GP, LLC, the general partner of Borrower, and/or (C) the limited liability company interests in Operating Tenant, and

(ii) any accounts established under a separate mezzanine cash management arrangement (which shall not include the Reserve Funds, or any account under the Control Account Agreement or the Cash Management Agreement, and shall not include any portion of the Property or any portion of the collateral securing the Loan);
          (c) the Permitted Mezzanine Lenders enter into an intercreditor agreement in form and substance acceptable to the Rating Agencies and reasonably acceptable to Lender (“Mezzanine Intercreditor Agreement”);
          (d) all Permitted Mezzanine Loan documents shall be reasonably acceptable to Lender and customary in connection with mezzanine loans;
          (e) if any of the Permitted Mezzanine Loans bear interest at a floating rate, the applicable Permitted Mezzanine Loan documents shall require, and the applicable Permitted Mezzanine Borrower shall obtain and maintain during the term of the Loan, an interest rate cap at a fixed strike price,
          (f) the Debt Service Coverage Ratio immediately following the closing of each Permitted Mezzanine Loan, taking into account (i) the Debt Service payments under the Loan and the debt service payments under all of the Permitted Mezzanine Loans (and, if any of the Mezzanine Loans bear interest at a floating rate, the debt service payments under such Permitted Mezzanine Loans shall be calculated using an interest rate equal to the fixed strike price under the applicable interest rate caps plus the applicable spread of such Permitted Mezzanine Loans) and (ii) the projected Underwritable Cash Flow for the twelve (12) month period immediately after completion of the Permitted Capital Improvements, as determined by an appraiser acceptable to Lender and set forth in an appraisal reasonably acceptable to Lender, is no less than 1.46:1.00;
          (g) the Loan to Value Ratio immediately following the closing of each Permitted Mezzanine Loan, taking into account (i) the outstanding principal amount of all of the Permitted Mezzanine Loans and the Loan and (ii) the projected fair market value of the Property after the completion of the Permitted Capital Improvements, as determined by an appraiser acceptable to Lender and set forth in an appraisal reasonably acceptable to Lender, is not less than 77.1%;
          (h) the proceeds of the Mezzanine Loans shall be used solely to pay for Capital Expenditures incurred by Borrower and/or Operating Tenant with respect to alterations, improvements and expansion of the Property (including, without limitation, for the Capital Expenditures incurred by Borrower and/or Operating Tenant in connection with the Expansion described in Section 11.29) (the “Permitted Capital Improvements”), and the aggregate principal amount of all the Permitted Mezzanine Loans shall not exceed the sum of all such Capital Expenditures;
          (i) Borrower and Operating Tenant shall enter into a cash management agreement acceptable to Lender providing for all Reserves, Debt Service and Operating Expenses to be paid when due and payable before any debt service is paid on any of the Permitted Mezzanine Loans;

          (j) the Permitted Mezzanine Borrower and pledgors of interests in Borrower and Operating Tenant shall be structured into the organizational structure of Borrower and Operating Tenant in a manner such as not to adversely affect the bankruptcy remote nature of Borrower and Operating Tenant, and shall not be contrary to Rating Agency criteria, all in the reasonable opinion of Lender, and all organizational documents of Borrower and Operating Tenant shall be revised to the reasonable satisfaction of Lender;
          (k) after a Securitization, the applicable Rating Agencies have confirmed in writing that the Permitted Mezzanine Loan will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned in connection with any Securitization;
          (l) Borrower and such mezzanine borrower satisfy such other conditions as are customary in connection with mezzanine loans and delivers such other documents, agreements, certificates and legal opinions (including but not limited to a revised substantive non-consolidation opinion which shall be in form, scope and substance reasonably acceptable in all respects to Lender and the Rating Agencies) as Lender shall reasonably request; and
          (m) Borrower agrees to bear, and shall reimburse Lender on demand for, all reasonable third party out-of-pocket expenses incurred by Lender in connection with this Section 8.2.
          Section 8.3 Permitted Transfers of Interests in Borrower and Operating Tenant. The restrictions on transfers of direct or indirect ownership interests in Borrower and Operating Tenant set forth herein or in the Mortgage shall not apply to the transfer of (i) the direct or indirect limited partnership interests in Borrower, or (ii) direct or indirect ownership interests in Ashford TRS Corporation; provided that, in each case, (A) no Event of Default shall have occurred and be continuing, (B) Borrower shall pay all out-of-pocket costs and expenses of Lender in connection with such transfer, (C) Lender shall have received such documents, certificates and legal opinions as it may reasonably request, (D) after such transfer Borrower, Operating Tenant and all SPC Parties shall maintain their status as a single purpose, bankruptcy remote entity under criteria established herein, (E) if after giving effect to such transfer and all prior transfers, more than forty nine percent (49%) in the aggregate of direct or indirect interests in Borrower, Operating Tenant or any SPC Party are owned by any Person and its Affiliates that owned less than a forty nine percent (49%) direct or indirect interest in Borrower, Operating Tenant or any SPC Party as of the Closing Date, Lender shall receive a non-consolidation opinion reasonably acceptable to Lender and acceptable to the Rating Agencies and (F) following such transfer (A) Ashford Hospitality Limited Partnership owns directly or indirectly at least fifty-one percent (51%) or more of the direct or indirect ownership and economic interests in Borrower, Operating Tenant and all SPC Parties and (B) Ashford Hospitality Limited Partnership controls Borrower, Operating Tenant and all SPC Parties. For purposes of this Section 8.2, “control” shall mean the ability to control the day to day and general management decisions regarding the Property. Notwithstanding the foregoing, nothing contained in this Agreement or the other Loan Documents shall in any way restrict or prohibit, nor shall any notice to Lender or consent of Lender be required in connection with (A) the transfer, mortgage, pledge, hypothecation, encumbrance or issuance of any securities or other interests in Ashford Hospitality Limited Partnership (or of any Persons owning a direct or indirect interest in Ashford

Hospitality Limited Partnership), or (B) the merger or consolidation of Ashford Hospitality Limited Partnership (or any other publicly traded Person owning a direct or indirect interest in Ashford Hospitality Limited Partnership) with or into any other Person provided that, in connection with such merger or consolidation, Lender shall receive a non-consolidation opinion reasonably acceptable to Lender and acceptable to the Rating Agencies and, following such merger or consolidation (A) the merged or consolidated company owns directly or indirectly at least fifty-one percent (51%) or more of the direct or indirect ownership and economic interests in Borrower, Operating Tenant and all SPC Parties and controls Borrower, Operating Tenant and all SPC Parties.
           IX. SALE AND SECURITIZATION OF MORTGAGE
          Section 9.1 Sale of Mortgage and Securitization.
          (a) Subject to the limitations in Section 11.27, Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transaction referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization.” Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities.”)
          (b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:
     (i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager, (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;
     (ii) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies; and
     (iii) execute amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, (B) modify or amend any other material economic term of the Loan or (C) materially increase Borrower’s obligations, or materially decrease Borrower’s rights, under the Loan Documents.
          (c) If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of any of the Properties if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.
     (d) All financial data and financial statements provided by Borrower hereunder pursuant to Section 9.1(c) and (d) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in Section 9.1(c) above shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 9.1(c) shall be accompanied by an Officer’s Certificate which shall state that such financial statements meet the requirements set forth in the first sentence of this Section 9.1(d). Notwithstanding anything to the contrary set forth herein or tin other Loan Documents, Lender shall be responsible for the difference in: (i) the costs incurred by Borrower in complying with the requirements set forth in Sections 9.1(c), 9.1(d), 9.1(e) and 9.1(f) and (ii) the costs incurred by Borrower in otherwise complying with the financial reporting requirements of this Agreement and the Loan Documents.
          (e) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.
          (f) In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 9.1(c) and (d), Lender may request, and Borrower shall promptly provide, such other financial statements as Lender determines to be necessary or appropriate for such compliance.
          Section 9.2 Securitization Indemnification.
          (a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, an “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.
          (b) Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property, Manager and all other aspects of the Loan (the “Relevant Sections”), does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Morgan Stanley that has filed the registration statement, if any, relating to the Securitization (the

“Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Morgan Stanley Group”), and Morgan Stanley, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Morgan Stanley or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Relevant Sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the Relevant Sections or necessary in order to make the statements in the Relevant Sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Morgan Stanley Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan Stanley Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property; provided, further, however, that with respect to statements made in such Relevant Sections that are based upon information provided by third parties, Borrower will be liable only if Borrower knew that such information was false or omitted to state a material fact known to Borrower and necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.
          (c) In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Morgan Stanley Group and the Underwriter Group for Liabilities to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Relevant Sections of the Disclosure Document or upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document related to Relevant Sections, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Morgan Stanley Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan Stanley Group or the Underwriter Group in connection with defending or investigating the Liabilities.
          (d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.
          (e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Morgan Stanley’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
          (f) Notwithstanding anything to the contrary set forth herein, including any references to a registration statement contained herein, Borrower shall not have any obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.
          (g) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

          X. DEFAULTS
          Section 10.1 Event of Default.
          (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     (i) if (A) any monthly installment of principal and/or interest due under the Note or the payment due on the Maturity Date is not paid when due; provided that it shall not be an Event of Default if a monthly installment of interest is not paid when due if sufficient funds are in the Debt Service Account (as defined in the Cash Management Agreement) to make such payment on the Monthly Payment Date in question and Borrower has not attempted to delay, prevent, enjoin or otherwise disrupt or interfere with the payment of such sums or (B) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;
     (ii) if any of the Taxes or Other Charges are not paid when due; provided that it shall not be an Event of Default if Taxes or Other Charges are not paid when due if sufficient Tax Funds to pay currently due Taxes and Other Charges are on deposit with Lender or Agent at the time when such Taxes and Other Charges are due and Borrower not has attempted to delay, prevent, enjoin or otherwise disrupt or interfere with the payment of such sum;
     (iii) if the Policies are not kept in full force and effect;
     (iv) if Borrower breaches or permits or suffers a breach of Article 6 of the Mortgage;
     (v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made, and, if susceptible of cure, the Loan Parties shall not have cured the same within thirty (30) days of written notice from Lender;;
     (vi) if Borrower, Operating Tenant, any SPC Party or Guarantor shall make an assignment for the benefit of creditors;
     (vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Operating Tenant, any SPC Party or Guarantor or if Borrower, any SPC Party or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Operating Tenant, any SPC Party or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Operating Tenant, any SPC Party or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Operating Tenant, any SPC Party or

Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;
     (viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
     (ix) if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
     (x) if Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 hereof, and, provided that if such default is susceptible of cure, Borrower shall not have (x) cured such default and (y) delivered to Lender a new non-consolidation opinion acceptable to Lender and the Rating Agencies acknowledging such default and the cure thereof by the Loan Parties, in each case, within thirty (30) days of written notice thereof from Lender;
     (xi) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1;
     (xii) if Guarantor breaches in any material respect any covenant, warranty or representation contained in the Guaranty and such breach continues beyond any applicable notice or cure period set forth therein;
     (xiii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in Subsections (i) to (xiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non monetary Default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided further that Borrower shall have commenced to cure such Default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;
     (xiv) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Operating Tenant or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;
     (xv) if a material default has occurred and continues beyond any applicable cure period under the Hotel Management Agreement and if such default permits the Hotel Manager thereunder to terminate or cancel the Hotel Management Agreement; or

     (xvi) if Borrower ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any diligent renovation or restoration of the Property following a Casualty or Condemnation or in connection with any other force majeure event).
          (b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clause (vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower, Operating Tenant and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clause (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
          Section 10.2 Remedies.
          (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
          (b) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
          (c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
          (d) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
          Section 10.3 Right to Cure Defaults. Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.
          Section 10.4 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
          XI. MISCELLANEOUS
          Section 11.1 Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
          Section 11.2 Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore. Whenever Lender’s consent, approval or satisfaction is expressly required as in any Loan Document to be reasonable, Lender shall apply the standards of a reasonably prudent institutional lender dealing with a loan secured by property comparable to the Property.
          Section 11.3 Governing Law.
          (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER

AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.
          (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CORPORATION SERVICE COMPANY
80 STATE STREET
ALBANY, NEW YORK 12207
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW

YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
          Section 11.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
          Section 11.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.
          Section 11.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next

Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Morgan Stanley Mortgage Capital Inc.
1221 Avenue of the Americas, 27th Floor
New York, New York 10020
Attention: James Flaum and Kevin Swartz
Facsimile No. (212) 507-4146
Facsimile No. (212) 507-4139

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: John M. Zizzo, Esq.
Facsimile No. (212) 504-6666

If to Borrower:	Ashford Chicago O’Hare LP
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attention: David Brooks
Facsimile No.: (972) 490-9605

with a copy to:	Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201-4675
Attention: Carl B. Lee, Esq.
Facsimile No.: (214) 969-4343
          Section 11.7 Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
          Section 11.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          Section 11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law,

but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          Section 11.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
          Section 11.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
          Section 11.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
          Section 11.13 Expenses; Indemnity.
          (a) Borrower shall pay or, if Borrower and Operating Tenant fail to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid to Lender pursuant to the Cash Management Agreement.
          (b) Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.
          Section 11.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
          Section 11.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

          Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries.
          (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
          (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
          Section 11.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Morgan Stanley Mortgage Capital Inc., or any of their Affiliates shall be subject to the prior approval of Lender.
          Section 11.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
          Section 11.19 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.
          Section 11.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
          Section 11.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
          Section 11.22 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Operating Tenant, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower and Operating Tenant only to the extent of Borrower’s and Operating Tenant’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or Operating Tenant in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower and/or Operating Tenant as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower and/or Operating Tenant in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against such security; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower and Operating Tenant, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation actually incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
     (i) fraud or intentional misrepresentation by Borrower, Operating Tenant or any guarantor in connection with the Loan;
     (ii) the gross negligence or willful misconduct of Borrower;
     (iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;
     (iv) the removal or disposal of any portion of the Property after an Event of Default;
     (v) the misapplication or conversion by Borrower or Operating Tenant of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Rents following an Event of Default;
     (vi) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property;
     (vii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof; and
     (viii) Borrower’s indemnification of Lender set forth in Section 9.2 hereof.
          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering the Property (for which Lender’s consent is required under the Loan Document); (ii) Borrower fails to obtain Lender’s prior consent to any assignment, transfer, or conveyance, direct or indirect, of the Property or any interest therein, the Borrower, any SPC Party, the Operating Tenant or any interest in Borrower or the Operating Tenant, as applicable, as required by the Mortgage or this

Agreement; (iii) Borrower files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (iv) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower or Operating Tenant files, or joins in the filing of, an involuntary petition against Borrower or Operating Tenant under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (v) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) Borrower, Operating Tenant or an Affiliate, officer, director, or representative which controls Borrower or Operating Tenant consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or Operating Tenant or any portion of the Property; or (vii) Borrower or Operating Tenant makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
          Section 11.23 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Commitment Letter dated October 10, 2006 (as amended) between Borrower and Lender, are superseded by the terms of this Agreement and the other Loan Documents.
          Section 11.24 Servicer.
          (a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; provided, however, that Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement. Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents.
          (b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.
          (c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no deliver of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

          Section 11.25 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.
          Section 11.26 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          Section 11.27 Assignments and Participations.
          (a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Loan Agreement.
          (b) Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Loan Agreement; provided, however, that (i) Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of any Note for all purposes of this Loan Agreement and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Loan Agreement and the other Loan Documents.
          (c) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of the Borrower or any of its Affiliates.
          (d) Subject to Lender and the assignee entering into an assignment and acceptance and to the recording thereof pursuant to paragraph (e) of this Section 11.27, upon such assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment, have the rights and obligations of Lender under this Agreement. Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this Section 11.27 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (b) of this Section 11.27.
          (e) Lender (as agent for Borrower) shall maintain a register (the “Register”) for the recordation of the names and addresses of Lender and any successors, assigns and Prticipants, and the principal amount of the Loan owing to each such Lender and Participant from time to time. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of the Loan. Provided Lender (as agent for Borrower) maintains such Register and enters assignments by Lender of any obligations hereunder in the manner herein required, the entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and Lender shall treat each Person whose name is recorded in the Register as the owner of the Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.
          Section 11.28 Set-Off. In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, the Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
          Section 11.29 Expansion of the Property Section 11.30 . Borrower shall be permitted to construct additional improvements on the Property in order to increase the number of guest rooms at the Property (the “Expansion”) provided the following conditions and requirements are satisfied:
          (a) As conditions precedent to the commencement of any construction of the Expansion, Borrower shall satisfy the following conditions and requirements:
     (i) Borrower shall provide Lender not less than thirty (30) days written notice (the “Expansion Notice”) specifying the date on which such Expansion shall commence;
     (ii) No Event of Default shall have occurred and be continuing on the date Lender receives the Expansion Notice or on the date on which such Expansion commences;
     (iii) A budget, which details the direct and indirect costs estimated to be incurred by Borrower through the date of substantial completion of the Expansion (the “Expansion Budget”), shall be prepared by Borrower and delivered to Lender, which Expansion Budget shall be subject to the review and approval of Lender in its reasonable discretion.
     (iv) Lender shall have received written evidence satisfactory to Lender in its reasonable discretion that Borrower and Operating Tenant shall have sufficient funds to cover all costs and expenses reasonably anticipated to be incurred by Borrower and/or Operating Tenant in order to complete the Expansion, together with evidence of the source of such funds or the financing of such funds, all of which shall be subject to the approval of Lender in its reasonable discretion (the “Approved Expansion Financing”);

provided, however, that (i) Permitted Mezzanine Borrowers shall be permitted to enter into a Permitted Mezzanine Loan in connection with the Expansion in accordance with, and subject to, the terms of Section 8.2 and (ii) in no event shall Borrower, any SPC Party or Operating Tenant incur any Indebtedness or permit any Liens to encumber the Property in violation of the terms of the Loan Documents, including, without limitation, any mortgage financing (regardless of whether such mortgage financing is superior, pari passu or subordinate to the Loan or the Mortgage).
     (v) Borrower shall have delivered to Lender (A) fully executed Assignments of Construction Contracts. and (B) an executed guaranty of completion reasonably satisfactory to Lender from Guarantor or such other Person acceptable to lender in its sole and absolute discretion (the “Completion Guarantor”) pursuant to which Completion Guarantor has agreed to guaranty completion of the construction of the Expansion.
     (vi) Borrower shall deliver to Lender a site plan depicting the placement of the Improvements to be constructed in connection with the Expansion and verifying that all of such Improvements will be within the lot lines of the Property and in compliance with all set-back requirements and a Survey prepared in accordance with Lender’s survey requirements, certified by a land surveyor registered as such in the State, which Survey shall be in form and substance reasonably satisfactory to Lender.
     (vii) Borrower shall deliver to the Lender a complete set of the Plans and Specifications and any and all modifications and amendments made thereto, all of which shall be subject to the reasonable approval of Lender. Borrower shall deliver to Lender a list identifying the Plans and Specifications and any and all modifications and amendments made thereto.
     (viii) Borrower shall deliver to Lender written evidence that all Government Approvals necessary for the construction of the Expansion as contemplated by the Plans and Specifications, have been obtained, including, without limitation, a building permit, and that Borrower shall have complied with all Legal Requirements, including all land use, building, subdivision, zoning and similar ordinances and regulations promulgated by any Governmental Authority and applicable to the commencement of the construction of the Expansion and to permit the construction to continue to progress to completion of the Expansion.
     (ix) Borrower shall deliver to Lender a fully executed copy of the General Contractor’s Agreement, which agreement shall be subject to the approval of Lender in its reasonable discretion. General Contractor shall have executed and delivered to Lender an original certificate reasonably satisfactory to Lender consenting to the assignment of the General Contractor’s Agreement to Lender.
     (x) Borrower shall deliver to Lender fully executed copies of all Major Trade Contracts, which agreements shall be subject to the approval of Lender in its reasonable discretion.

     (xi) Borrower shall cause Payment and Performance Bonds to be maintained with respect to the obligations of the General Contractor and each Major Trade Contractor, whether pursuant to one contract or agreement or multiple contracts or agreements, after taking into account all change orders. The Payment and Performance Bonds shall be in an amount not less than the full contract price for the General Contractor’s Agreement and for each such Major Trade Contract, respectively.
     (xii) Borrower shall cause to be delivered to Lender a certificates from the Borrower’s architect (the “Architect’s Certificate”) substantially in the form attached hereto as Schedule IV attached hereto.
     (xiii) Borrower shall cause to be delivered to Lender a paid endorsement to the Title Policy in all respects reasonably satisfactory to Lender and its counsel, insuring Lender that the property is free and clear of all Liens other than Permitted Encumbrances.
     (xiv) Borrower shall cause to be delivered to policies of all insurance (or certificates thereof) required by Section 5.1.1(a)(iv) of this Agreement, and the same shall be in form and substance reasonably satisfactory to Lender.
     (xv) Borrower shall cause to be delivered to Lender letters from those local utility companies whose services are necessary to complete the Expansion in accordance with the Plans and Specifications and to operate the Improvements thereafter or the appropriate local Governmental Authority stating that sufficient electric, steam, gas, storm and sanitary sewer, telephone, cable and water facilities will be available to the Property upon the completion of the Expansion.
     (xvi) Lender shall have received a land use and zoning opinion in form, substance and scope reasonably satisfactory to Lender and Lender’s counsel from counsel reasonably satisfactory to Lender.
     (xvii) All notices required by any Governmental Authority or by any applicable Legal Requirement to be filed prior to commencement of construction of the Expansion shall have been filed.
     (xviii) Borrower shall have delivered written evidence reasonably satisfactory to Lender that Borrower has satisfied all conditions precedent to the closing and initial funding of the Approved Expansion Financing (including the applicable Permitted Mezzanine Loan if same is used to fund all or a portion of the Expansion).
     (xix) Borrower shall deliver to Lender written evidence reasonably satisfactory to Lender that the Hotel Manager has approved the construction of the Expansion in accordance with the Hotel Management Agreement.
     (xx) the Expansion shall not result in the loss of access to the Property or the Improvements and shall not materially interfere with or materially adversely impact the business or operation of the Property.

     (xxi) Borrower shall have delivered such other documents and certificates as Lender or its counsel may reasonably require.
     (xxii) Borrower shall pay to Lender all costs, fees and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with this Section 11.29(a).
          (b) After the commencement of construction of the Expansion and until the completion of construction of the Expansion, Borrower agrees to comply with the following conditions and requirements:
     (i) In connection with each advance under the Approved Expansion Financing, Borrower shall deliver to Lender simultaneously with the delivery to the Permitted Mezzanine Lender or other source of the Approved Expansion Financing all certificates, reports, requests, notices, surveys and other documents and information (addressed and/or certified to Lender) required as a condition to any such advance pursuant to the Approved Expansion Financing. In addition and within five (5) Business days of Lender’s written request, Borrower shall deliver to Lender (A) written evidence reasonably satisfactory to Lender that the portion of the Expansion completed as of such request has been completed substantially in accordance with the Plans and Specifications; (B) an estimate of (1) the percentages of the construction of the Expansion completed on the basis of work in place as part of the Expansion and the Expansion Budget, (2) the Hard Costs actually incurred for work in place as part of the Expansion, (3) the sum necessary to complete construction of the Expansion in accordance with the Plans and Specifications; and (4) the amount of time from the date of such inspection that will be required to achieve completion of the Expansion; (C) a Spreadsheet of line-items (the “Spreadsheet”) in the form set forth in Schedule V attached hereto; (D) an Anticipated Cost Report in the form set forth in Schedule VI attached hereto provided by the General Contractor, which indicates the costs anticipated to complete the construction of the Expansion; (E) to the extent not previously delivered to Lender, duly executed lien waivers in form and substance reasonably satisfactory to Lender from all Major Trade Contractors for all work performed, and all labor or material supplied for which payment thereof has been made; (F) evidence reasonably satisfactory to Lender that all Government Approvals necessary for the construction of the Expansion as contemplated by the Plans and Specifications have been obtained and that Borrower shall have complied with all Legal Requirements, including all land use, building, subdivision, zoning and similar ordinances and regulations promulgated by any Governmental Authority and applicable to the construction of the Expansion and to permit construction to continue to progress to completion of the Expansion; and (G) a paid endorsement to the Title Policy which shall amend the effective date of the Title Policy to the date of such request, continue to insure the lien of the Mortgage subject to no liens or encumbrances other than the Permitted Encumbrances and which shall state that there have been no changes in the state of title to the Property (other than Permitted Encumbrances) and that there are no additional survey exceptions not previously approved by Lender.

     (ii) The Mortgage shall at all times constitute a valid first lien on the Property for the full amount of the Loan, free and clear of all liens except for Permitted Encumbrances.
     (iii) All materials and fixtures incorporated in the construction of the Expansion shall have been purchased so that their absolute ownership shall have vested in Borrower immediately upon delivery to the Property and Borrower shall have produced and furnished, if required by Lender, the contracts, bills of sale or other agreements under which title to such materials and fixtures is claimed.
     (iv) Prior to any advance under the Approved Expansion Financing for any work done by or on behalf of any Major Trade Contractor and to the extent not already delivered to Lender, Borrower shall have delivered to Lender Payment and Performance Bonds with respect to such Major Trade Contractor.
     (v) the Expansion shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements.
     (vi) the Expansion shall not result in the loss of access to the Property or the Improvements and shall not materially interfere with or adversely impact the business or operation of the Property.
     (vii) In addition to the other conditions and requirements set forth in this subsection (b), prior to the final advance of funds under the Approved Expansion Financing, Borrower shall deliver to Lender (A) evidence satisfactory to Lender that the Expansion has been completed and that all utilities necessary to service the Property and the Expansion have been connected and are in operation; (B) certificates of completion reasonably satisfactory to Lender from the General Contractor and from Borrower’s architect; (C) duly executed Final Unconditional Lien Waivers and Release/Payment Receipts in form and substance reasonably satisfactory to Lender from the General Contractor and all Major Trade Contractors who have performed work in connection with the Expansion and/or who have supplied labor and/or materials in connection with the Expansion; (D) a final survey acceptable to Lender and the Title Company showing the as-built location of the completed Improvements (all of which shall be within lot lines of the Property and in compliance with all set-back requirements) and all easements appurtenant thereto; (E) evidence reasonably satisfactory to Lender that all sums due in connection with the construction of the Expansion have been paid in full (or will be paid out of the funds requested to be advanced) and that no Person claims or has a right to claim any statutory or common law lien arising out of the construction of the Expansion or the supplying of labor, material, and/or services in connection therewith; (F) a full and complete set of “as built” Plans and Specifications certified to by Borrower’s architect; and (G) such other documents, letters, affidavits, reports and assurances, as Lender may reasonably require.
     (viii) Borrower shall pay to Lender all costs, fees and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with this Section 11.29(b).

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER: MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation
By:	/S/ STEVEN MAEGLIN
	Name:	Steven Maeglin
Title:

BORROWER: , a
By:	/S/ DAVID A. BROOKS
	Name:	David A. Brooks
	Title:	Chief Legal Officer

Sch. VIII-1